Exhibit 2.1

[***] Certain personal information in this document has been redacted pursuant to

Item 601(a)(6) of Regulation S-K

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

DOMINIC CAMPO AND SHARON CAMPO, AS THE MEMBERS,

STANDARD WASTE SERVICES, LLC, AS THE COMPANY

AND

TITAN TRUCKING, LLC, AS BUYER

DATED JANUARY 12, 2024

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5.15	Labor Relations	27
5.16	Environmental Compliance	28
5.17	Insurance	29
5.18	Real Property	30
5.19	Affiliate Transactions	31
5.20	Absence of Material Adverse Effects	31
5.21	Business Continuity; Privacy	32
5.22	Debt and PPP Loan	33
5.23	Customers and Suppliers	33
5.24	Brokers	33
5.25	Seller Parties’ and the Company’s Reliance	33

Article 6 REPRESENTATIONS AND WARRANTIES REGARDING BUYER		34
6.1	Organization	34
6.2	Binding Obligation	34
6.3	No Defaults or Conflicts	34
6.4	No Authorization or Consents Required	34
6.5	Brokers	34
6.6	Litigation	34
6.7	Investment Purpose	35

Article 7 COVENANTS		35
7.1	Conduct of Business Prior to the Closing	35
7.2	Access to Information	35
7.3	No Solicitation of Other Bids	36
7.4	Notice of Certain Events	36
7.5	TraQiQ Shares	37
7.6	Public Announcements	37
7.7	Litigation Support	37
7.8	Confidentiality	37
7.9	Covenant Not to Compete	38
7.10	Covenant Not to Solicit	38
7.11	Enforcement	38
7.12	Release	39
7.13	Further Assurances	39
7.14	Tax Matters	39

Article 8 CONDITIONS TO CLOSING		42
8.1	Conditions of Obligations of Buyer	42
8.2	Conditions of Obligations the Seller Parties and the Company	43

Article 9 REMEDIES FOR BREACHES OF THIS AGREEMENT		43
9.1	Indemnification by the Seller Parties	43
9.2	Indemnification by Buyer	44
9.3	Survival and Time Limitations	44
9.4	Limitations on Indemnification by the Seller Parties	44
9.5	Limitations on Indemnification by Buyer	45

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9.6	Third-Party Claims	45
9.7	Other Indemnification Matters	46
9.8	Indemnification Escrow Amount	46
9.9	Setoff	46
9.10	Exclusive Remedy	46

Article 10 TERMINATION		47
10.1	Termination	47
10.2	Effect of Termination	47

Article 11 MISCELLANEOUS		48
11.1	Expenses	48
11.2	Amendment	48
11.3	Entire Agreement	48
11.4	Headings	48
11.5	Notices	48
11.6	Exhibits and Schedules	49
11.7	Waiver	50
11.8	Binding Effect; Assignment	50
11.9	No Third-Party Beneficiary	50
11.10	Counterparts	50
11.11	Governing Law	50
11.12	Consent to Jurisdiction	50
11.13	WAIVER OF JURY TRIAL	50
11.14	Transfer Taxes	50
11.15	Non-Recourse	51
11.16	Severability	51

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EXHIBITS AND SCHEDULES

Exhibit A	Sample Calculation
Exhibit B	Employment Agreement
Exhibit C	Assignment and Assumption of Guaranty

Disclosure Schedules

iv

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (the “Agreement”), dated as of January 12, 2024, is entered into by and among DOMINIC CAMPO and SHARON CAMPO (each a “Member” and “Seller” and collectively, the “Members” and “Sellers”), STANDARD WASTE SERVICES, LLC, a Michigan limited liability company (the “Company”), and TITAN TRUCKING, LLC, a Michigan limited liability company (“Buyer”).

RECITALS

WHEREAS, the Members are the record and beneficial owners of all of the issued and outstanding membership interests of the Company (the “Membership Interests”); and

WHEREAS, the Members desire to sell to Buyer, and Buyer desires to purchase from Sellers, the Membership Interests, upon the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

Article 1
DEFINITIONS

1.1 Definitions. The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement.

“Accounting Methodology” means GAAP, and to the extent consistent with GAAP, the accounting principles, methods and practices utilized in preparing the Financial Statements, applied on a consistent basis.

“Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (a) a merger, consolidation, liquidation, recapitalization or other business combination transaction involving the Company, (b) the issuance or acquisition of Membership Interests in the Company, or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets.

“Action” means any action, audit, suit, arbitration, investigation, mediation or other similar proceeding, in each case by or before any Governmental Authority, whether civil, criminal, administrative or otherwise, in law or in equity.

“Adjusted Purchase Price” means: (a) the Cash Consideration; (B) plus the Investment Shares; (c) plus the CapEx Amount, as determined pursuant to Section 2.4; (D) less the sum of (i) the amount of the Indebtedness, and (ii) the amount of the Company Expenses, in each case, as determined pursuant to Section 2.4; and (E) either plus the Working Capital Overage, if any, or less the Working Capital Underage, if any, in each case, as determined pursuant to Section 2.4.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, Orders, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, Encumbrances, losses, damages, deficiencies, costs of investigation, court costs, and other expenses (including interest, penalties and reasonable attorneys’ fees and expenses, whether in connection with Third-Party Claims or claims among the Parties related to the enforcement of the provisions of this Agreement).

“Affiliate” means as to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by ownership of voting stock, by Contract or otherwise.

“Applicable Area” means the STATE OF MICHIGAN.

“Applicable Date” means July 1, 2019.

“Ancillary Agreements” means all of the agreements and other documents being executed and delivered pursuant to this Agreement.

“Assignment and Assumption of Guaranty” means that certain agreement, attached hereto as Exhibit C, by and between Sellers and the Buyer, under which Sellers shall assign and Buyer shall assume all obligations of the Sellers under any Guaranty that is not a Designated Excluded Liability.

“Business” means (a) means the business of (a) providing recycling, hauling and disposal services for commercial businesses principally using roll-off and front load trucks and containers, and (b) providing any other products or services that the Company provides, or actively considered providing, at any time during the twelve (12) months prior to the Closing Date.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in Detroit, Michigan are authorized or required by Law or Order to close.

“Buyer Fundamental Representations” means the representations and warranties of Buyer contained in Section 6.1 (Organization), Section 6.2 (Binding Obligations) and Section 6.5 (Brokers).

“CapEx Amount” means a sum equal to the aggregate amount paid by the Company, as evidenced in the form of invoices and receipts for payment delivered at the Closing pursuant to Section 3.2(k), for all purchases of new trucks and trailers made by the Company for the period from June 7, 2023, up to the Closing Date, that were purchased to replace trucks and trailers previously used by the Company prior to the Closing Date and are in use by the Company in the Business and are generating revenue for the Company as of the Closing Date or within ninety (90) days after the Closing Date, in an amount not to exceed $533,000.

“Cash Consideration” means $10,440,000, as may be adjusted by the Extension Consideration, if any.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601, et seq.

“Closing Deposit” means a $652,500 non-refundable deposit, which shall by paid by Buyer to Sellers by wire transfer of immediately available funds to a bank account designated in writing by Sellers, if applicable, pursuant to Section 3.1.

“Closing Working Capital” means the Working Capital, determined as of the Reference Time.

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“Code” means the Internal Revenue Code of 1986, as amended.

“Company Expenses” means all fees and expenses of the Company or the Seller Parties (other than Transfer Taxes) related to the investigation, negotiation, pursuit or completion of the transactions contemplated by this Agreement that are not paid prior to the Closing, including (a) the fees and expenses of legal counsel, accountants, advisors, brokers, investment bankers, consultants and other third party advisors, (b) any payments, including stay, transaction or other similar bonuses or any severance obligations or payments, paid or payable to the employees, consultants, directors, managers, officers or representatives of the Company in connection with the transactions contemplated by this Agreement, (c) payroll, employment or other Taxes, if any, required to be paid by Buyer (on behalf of the Company) or the Company and any 401(k) contribution or match or other employee benefit cost incurred by Buyer (on behalf of the Company) or the Company with respect to the amounts payable pursuant to, or in connection with the transactions contemplated by, this Agreement, and (d) the forgiveness of any loans or other obligations owed by the Seller Parties or employees of the Company in connection with the transactions contemplated by this Agreement.

“Company Fundamental Representations” means the representations and warranties of the Company contained in Section 5.1 (Formation and Qualification), Section 5.2 (Capitalization), Section 5.3 (No Other Membership Interests) Section 5.4 (Binding Obligations), Section 5.5 (No Defaults or Conflicts), Section 5.12 (Taxes), Section 5.16 (Environmental Compliance), Section 5.22 (Debt and PPP Loan), and Section 5.24 (Brokers).

“Company Plans” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), equity or equity-based compensation, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, profit sharing, pension, retirement, health or other medical, dental, life, disability, supplemental unemployment, paid time off, retention and other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, under which any employee or service provider or former employee or service provider of the Company or its Affiliates has any right to benefits or under which the Company or its Affiliates have, had or may have, any current or contingent liability.

“Confidential Information” means any information concerning the business and affairs of the Company not already generally available to the public.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated September 27, 2022, by and between the Company and O’Keefe and Associated Consulting, LLC, a Michigan limited liability, as may be amended, modified or supplemented from time to time.

“Employment Agreement” means that certain agreement, attached hereto as Exhibit B, by and between Dominic Campo and the Buyer, under which Dominic Campo shall provide services for new commercial business procurement, maintaining customer base of the Business, and identifying and pursuing new acquisitions for the Company and shall receive employee benefits, including participation in TraqIQ’s employee stock pool as determined in the sole discretion of TraqIQ.

“Contract” means any legally binding contract, agreement, license, sublicense, lease, sublease, conditional sales contract, mortgage, sales or purchase order, commitment, arrangement, undertaking, understanding, whether written or oral.

“COVID-19” means (1) SARS-CoV-2 (severe acute respiratory syndrome coronavirus 2), coronavirus disease or COVID-19 and (2) “COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act of 2020, Pub. L. 116-136 (the “CARES Act”).

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“Current Assets” means, as of the Reference Time, the current assets of the Company at such time, including those current assets included in the line items set forth on Exhibit A attached hereto under the heading “Current Assets”.

“Current Liabilities” means, as of the Reference Time, the current liabilities of the Company at such time, including those current liabilities included in the line items set forth on Exhibit A attached hereto under the heading “Current Liabilities”.

“date hereof” and “date of this Agreement” means the date first written above.

“Designated Excluded Liabilities” means (a) any Indebtedness of the Company as of the Closing Date that did not reduce the Adjusted Purchase Price pursuant to Section 2.4, and any Guaranty thereof (b) all of the Company Expenses that did not reduce the Adjusted Purchase Price pursuant to Section 2.4, (c) any obligation of the Company to indemnify or hold harmless any current or former director or officer of the Company for claims that relate to periods prior to the Closing, (d) any Environmental Claims against, or violations of Environmental Laws or terms of Environmental Permits by, the Company, for claims the factual predicate of which relate in any way to periods prior to the Closing, in each case (i) including, without limitation, any of the foregoing arising from matters disclosed to Buyer or its Affiliates or otherwise referenced in this Agreement, and whether any related claim first arises before or after the Closing and (ii) whether such matters are known or unknown, contingent or otherwise, whether accrued, liquidated, matured or unmatured and (e) any obligations of the Company under the Leases or otherwise with respect to the Leased Real Property (including, with respect to violations of restrictive covenants running with the land), for claims the factual predicate of which relate in any way to periods prior to the Closing, in each case (i) including, without limitation, any of the foregoing arising from matters disclosed to Buyer or its Affiliates or otherwise referenced in this Agreement, and whether any related claim first arises before or after the Closing and (ii) whether such matters are known or unknown, contingent or otherwise, whether accrued, liquidated, matured or unmatured.

“Employer Retention Credit” means the “employee retention credit” within the meaning of Section 2301 of the CARES Act or any corresponding or similar provision of state or local Tax Law.

“Encumbrance” means any and all liens, encumbrances, charges, mortgages, options, pledges, adverse claim, liability, Tax, community property interest, license, restrictions on transfer, security interests, hypothecations, easements, rights-of-way, defects in title or other encumbrances.

“Environmental Claim” means any Action, Encumbrance, fine or penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Environmental Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

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“Environmental Laws” means any federal, state, or local Law or Order: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901, et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251, et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601, et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001, et seq.; and the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401, et seq.

“Environmental Notice” means any written directive or correspondence describing or otherwise providing notice of any Environmental Claim relating to non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permits” means any permit, approval, license or other authorization required under or issued pursuant to any applicable Environmental Law.

“Environmental Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, abandonment, or disposing into the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Computershare Trust Company, N.A.

“Escrow Agreement” means an escrow agreement in form and substance satisfactory to Buyer, Seller and Escrow Agent.

“Excluded Representations” means the Company Fundamental Representations and the Seller Parties Fundamental Representations.

“Extension Consideration” means the increase in Purchase Price by $150,000 in the form of cash or Investment Shares as elected by the Sellers.

“Fraud” means common law fraud as determined by Michigan courts under the Laws of the State of Michigan.

“GAAP” means United States generally accepted accounting principles in effect as of the date hereof, consistently applied.

“Governmental Authority” means any nation or government, any state, province or other political subdivision thereof, or any economic or political union thereof, exercising executive, legislative, judicial, regulatory or administration functions of or pertaining to government, or any government or quasi-government authority, accrediting body, commission or instrumentality of the United States of America, any foreign government, any state of the United States of America, any municipality or other political subdivision of any of the foregoing, any administrative contractor or fiscal intermediary of the foregoing, or any economic or political union of any of the foregoing, and any court or tribunal of competent jurisdiction.

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“Guaranty” means any guaranty made by the Sellers with respect to any indebtedness described in clauses (i) through (x) in the definition of “Indebtedness” herein.

“Hazardous Material” means: (a) any material, substance, chemical, waste, derivative, pollutant, contaminant, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is regulated as hazardous, acutely hazardous, or toxic under Environmental Laws or otherwise subject to regulation under Environmental Laws due to its radioactivity, ignitability, corrosiveness, reactivity, explosiveness, toxicity or other harmful or potentially harmful properties or effects; and (b) any petroleum or petroleum-derived products, radioactive materials or wastes, friable asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, and per- and poly-fluoroalkyl substances.

“Indebtedness” means, of the Company, without duplication, (i) obligations related to indebtedness for borrowed money, (ii) outstanding indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (iii) obligations under any performance bond, bankers’ acceptances or letter of credit, (iv) all obligations under or pursuant to any capital leases (determined in accordance with GAAP), (v) “earn-out” obligations and other obligations for the deferred purchase price of property, goods, or services, (vi) any obligations or Indebtedness of a third party that is secured by an Encumbrance on the assets of the Company, (vii) all net liabilities under any swap agreements or any other interest rate, currency, materials or other hedging agreements or arrangements, (viii) any deferred revenue, (ix) any liabilities or obligations under any Contract between the Company, on the one hand, and a Seller Party or any of its Affiliates, on the other hand, (x) any unfunded deferred compensation or severance and other similar obligations, liabilities or arrangements of the Company, (xi) guarantees with respect to any indebtedness of any other Person of a type described in clauses (i) through (x) above, (xii) indebtedness received in connection with or arising under any COVID-19 Measures, (xiii) deferred liabilities or obligations related to, or arising in connection with, any COVID-19 Measures, including with respect to deferred amounts required for social security, unemployment insurance or withholding Taxes to any Governmental Authority or any deferred amounts due under any real property lease or with respect to any Leased Real Property, and (xiv) for clauses (i) through (xiii) above, all accrued interest thereon, if any, and any prepayment penalties, breakage costs, and other termination fees associated with the repayment of such Indebtedness on the Closing Date to the extent such Indebtedness is repaid on the Closing Date pursuant to the requirements of this Agreement. Indebtedness of the Company shall not include (A) any Indebtedness included in the calculation of Current Assets or Current Liabilities in the determination of Closing Working Capital, (B) any Indebtedness incurred by Buyer and its Affiliates (and assumed by the Company) on or before the Closing Date, (C) amounts due under any PPP Loans in the event the PPP Loans have been fully and finally forgiven by the PPP Lender, or (D) the Company Expenses.

“Indemnification Escrow Amount” means $300,000.

“Intellectual Property” means all patents, trademarks, service marks, trade names, logos, URLs and Internet domain names, social media accounts and identifiers, copyrights, computer software programs, industrial designs, inventions, proprietary know-how, confidential business information, trade secrets and other intellectual property.

6

“Investment Shares” means $2,610,000 worth of TraQiQ Shares of common stock or, at Sellers’ option prior on or before Closing, Class D Convertible Preferred Stock of TraQiQ (the “Stock”), as may be adjusted by the Extension Consideration, if any. The number of TraQiQ Shares of common stock shall be based on a per share price of $0.05 and the number of TraQiQ Shares of Class D Convertible Preferred Stock shall be based on a per share price of $10.00 (with a 200 to 1 conversion right to common stock). The TraQiQ Shares shall have the rights pari passu to the investors on or near the time of the issuance to Sellers including with voting rights and in the case of the Class D Convertible Preferred Stock, the rights reflected in the Form 8-K filed with the Securities and Exchange Commission. If Sellers forego selecting the Class D Convertible Preferred Stock of TraQiQ on or before Closing, shares of common stock will be issued to Sellers at the per share price of $0.05 (subject to adjustment for stock splits, stock combinations and the like of the TraQiQ commone stock), provided that such shares of common stock will not be issued until after TraQIQ completes its reincorporation with Titan Environmental Solutions Inc., a Nevada corporation, and effectuates a reverse stock split as approved by the TraQIQ Board of Directors. Sellers’ sole option to receive shares at Closing if the reincorporation is not completed by Closing will be the receipt of Class D Convertible Preferred Stock of TraQIQ. If the reincorporation of TraQiQ is effected prior to Closing, if Sellers elect to receive Series D Convertible Preferred Stock, in lieu of issuing Class D Convertible Preferred Stock of TraQiQ, Buyer shall cause to be issued to Sellers an identical number of shares of the class of convertible preferred stock of Titan Environmental Solutions Inc. into which the Series D Convertible Preferred Stock is converted in the reincorporation merger, which shares shall have terms that are substantially identical to the shares of Series D Convertible Preferred Stock for which they are exchanged in the reincorporation merger.

“IRS” means the United States Internal Revenue Service.

“Knowledge of the Member” or any similar phrase means the actual knowledge of the Member.

“Landlord” means the landlord under leases for Leased Real Property.

“Law(s)” shall mean any constitution, law, statute, treaty, regulation, directive, code, ordinance, rule or other requirement having the force of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 5.18.

“Leases” has the meaning set forth in Section 5.18.

“Lock-Up Period” has the meaning set forth in Section 7.5.

“Material Adverse Effect” means any result, event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to the business, results of operations, financial condition, or assets of the Company; provided, however, that “Material Adverse Effect” shall not include any result, event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions, whether domestic or international; (ii) any changes in financial, banking, or securities markets in general; (iii) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (iv) changes affecting the Company’s industry generally; (v) acts of God, war, sabotage, terrorism, or global pandemic; (vi) changes in Law or GAAP; (vii) any failure by the Company to meet any internal or published projections, forecasts, or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); and (viii) any action or omission taken by Seller Parties that is expressly contemplated or required by this Agreement.

“Order” means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Authority or arbitrator.

“Organizational Documents” means, as applicable, (a) any certificate or articles of incorporation or organization, bylaws, or operating or limited liability company agreement (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any Law and (c) any amendment or modification to any of the foregoing.

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“Party” or “Parties” means each or all of the Company, the Seller Parties and Buyer.

“Permitted Encumbrances” means (i) Encumbrances for Taxes, assessments and other government charges not yet due and payable or which are being contested in good faith by appropriate proceedings in a timely manner, in each case for which adequate reserves have been established and shown on the Interim Balance Sheet; (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Encumbrances arising in the ordinary course of business of the Company which are not yet due and payable or which are being contested in good faith by appropriate proceedings in a timely manner, in each case for which adequate reserves have been established and shown on the Interim Balance Sheet; (iii) Encumbrances relating to the transferability of securities imposed under applicable securities Laws; (iv) Encumbrances that arise under building codes or zoning, land use and other similar Laws which are not violated and which do not interfere with the conduct of the business of the Company or the use and occupancy of any Leased Real Property; (v) imperfections or defects of title, easements, covenants, rights-of-way and other Encumbrances, whether recorded or referred to in an applicable lease or unrecorded, affecting any Leased Real Property but that are not violated and do not materially detract from or interfere with the current use of the applicable Leased Real Property; (vi) in the case of the Leased Real Property, subleases to third parties, to the extent listed in Section 5.18 of the Disclosure Schedules; (vii) Encumbrances in favor of a lessor, sublessor or licensor related to any Leased Real Property which are not violated and which do not interfere with the conduct of the business of the Company or the use and occupancy of any Leased Real Property; (viii) in the case of any Leased Real Property, any Encumbrance to which the fee simple interest (or any superior leasehold interest) is subject which are not violated and which do not interfere with the conduct of the business of the Company or the use and occupancy of any Leased Real Property; and (ix) any right, title or interest of a lessor, sublessor or licensor related to any Leased Real Property.

“Person” means any individual, corporation (including any not-for-profit corporation), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, entity or Governmental Authority.

“PPP Lender” means the lender of any PPP Loans.

“PPP Loans” means all principal, accrued interest, penalties, fines and other payment obligations of any nature of the Company to the PPP Lender under Paycheck Protection Program Loan Notes issued under the Paycheck Protection Program administrated by the U.S. Small Business Administration.

“Preliminary Purchase Price” means: (a) the Cash Consideration; (b) plus the CapEx Amount, as estimated by the Seller Parties pursuant to Section 2.2(b); (c) less the sum of (i) the amount of the Indebtedness, and (ii) the amount of the Company Expenses, in each case, as estimated by the Seller Parties pursuant to Section 2.2(b); and (d) either plus the Working Capital Overage, if any, or less the Working Capital Underage, if any, in each case, as estimated by the Seller Parties pursuant to Section 2.2(b).

“Privacy Laws” means all applicable Laws governing the privacy, security, breach, confidentiality, protection, creation, receipt, maintenance, transmission, use, disclosure, collection, transfer, processing, retention, or destruction of “personal information,” “personally identifiable information,” “sensitive personal information,” “personal data,” and similar terms as defined by such Laws (collectively, “Personal Information”), including applicable data-breach notification laws, consumer protection laws, laws concerning requirements for website and mobile application privacy policies and practices, Social Security number protection laws, data security laws, and laws concerning email, text message or telephone communications, including the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Children’s Online Privacy Protection Act, the California Consumer Privacy Act of 2018, the Computer Fraud and Abuse Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Gramm-Leach-Bliley Act, the Family Educational Rights and Privacy Act, the General Data Protection Regulation (EU 2016/679), the UK Data Protection Act 2018, the Personal Information Protection and Electronic Documents Act, and all other similar international, federal, state, provincial and local Laws, as applicable.

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“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date.

“Pre-Closing Taxes” means (i) any and all Taxes of the Seller Parties for any taxable period; (ii) any and all Taxes of the Company attributable to any Pre-Closing Tax Period; (iii) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign Laws; (iv) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by Contract or pursuant to any Laws, which Taxes relate to an event or transaction occurring before the Closing; (v) any and all withholding, payroll, social security, unemployment or similar Taxes attributable to any payments that are contingent upon or payable as a result of the transactions contemplated by this Agreement.

“Reference Time” means 12:01 a.m. Eastern Time on the Closing Date.

“Representatives” means, with respect to any Person, any director, officer, manager, agent, employee, general partner, limited partner, member, stockholder, advisor or representative of such Person.

“Restricted Period” means a period of five (5) years following Closing.

“Sample Calculation” has the meaning set forth in Exhibit A.

“Seller Party” or “Seller Parties” means each or all of the Members and Sellers.

“Seller Parties Fundamental Representations” means the representations and warranties of the Seller Parties contained in Section 4.1 (Incorporation), Section 4.1 (Binding Obligations), Section 4.4 (Capitalization) and Section 4.6 (Brokers).

“Straddle Period” means any Tax period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to a specified Person, any corporation, general or limited partnership, limited liability company, limited liability partnership, joint venture, or other legal entity of which the specified Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the voting stock or non-voting stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body, of such legal entity or of which the specified Person controls the management.

“Tax” or “Taxes” means all federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, escheat or abandoned property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other taxes of any kind whatsoever, assessments, duties or similar charges, including all interest, penalties and additions imposed with respect to such amounts, imposed by any Governmental Authority whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

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“Tax Returns” means any report, declaration, return, information return, claim for refund, election, disclosure, estimate or statement filed required to be filed to a Governmental Authority in connection with Taxes, including any schedule, attachment or amendment thereto.

“Transfer” has the meaning set forth in Section 7.5.

“Transfer Taxes” has the meaning set forth in Section 11.14.

“TraQiQ” means TraQiQ, Inc., a California corporation, the parent entity of Buyer or any successor entity thereto, including by reincorporation into the state of Nevada.

“TraQiQ Shares” has the meaning set forth in Section 7.5.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Union” means any labor union, works council or other employee representative body.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign Laws related to plant closings, relocations, mass layoffs and employment losses.

“Working Capital” means, as of the Reference Time, collectible accounts receivable, inventory and prepaid items minus accounts payable and accrued expenses, in each case determined without giving effect to the transactions contemplated hereby and(ii) as of such time but otherwise using the same methodology as that used to prepare the Sample Calculation.

“Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Closing Working Capital exceeds the Working Capital Target.

“Working Capital Target” means $500,000 (the amount the parties agree would support 30 days of operations based on current financial results as determined by the Buyer).

“Working Capital Underage” shall exist when (and shall be equal to the amount by which) the Working Capital Target exceeds the Closing Working Capital.

1.2 Interpretive Provisions. Unless the express context otherwise requires:

(a) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) the word “or” shall mean “and/or”;

(c) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(d) the terms “Dollars” and “$” mean United States Dollars;

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(e) references herein to a specific Article, Section, Subsection, Recital, Disclosure Schedule or Exhibit shall refer, respectively, to the specified Article, Section, Subsection, Recital, Disclosure Schedule or Exhibit of this Agreement;

(f) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(g) references herein to any gender shall include each other gender;

(h) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns; provided, however, that nothing contained in this clause (h) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(i) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(j) references herein to any Contract (including this Agreement) mean such Contract as amended, supplemented or modified from time to time in accordance with the terms thereof;

(k) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(l) any reference to “days” shall mean calendar days unless Business Days are expressly specified;

(m) references herein to any Law mean such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time;

(n) references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder;

(o) if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day; and

(p) the phrases “made available,” “furnished” or “provided” mean made available to Buyer in the online data room established for the Company at least two (2) Business Days prior to the Closing Date.

The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

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Article 2
PURCHASE AND SALE OF THE MEMBERSHIP INTERESTS; CALCULATION OF
PURCHASE PRICE AND PAYMENT

2.1 Purchase and Sale. In accordance with the terms and upon the conditions of this Agreement, at the Closing, Sellers shall sell, transfer, assign, convey and deliver to Buyer, all right, title and interest in and to all of the Membership Interests, free and clear of any Encumbrances, other than those arising from acts of Buyer and Encumbrances on transfer imposed under applicable securities Laws.

2.2 Purchase Price.

(a) The purchase price payable by Buyer to Sellers for the Membership Interests (the “Purchase Price”) shall be the Investment Shares and an amount equal to:

(i) the Cash Consideration;

(ii) plus the CapEx Amount;

(iii) plus the Extension Consideration, if any;

(iv) less the sum of:

(A) the amount of the Indebtedness (with long term debt to be such amounts as confirmed with the applicable lenders or creditors as provided in Section 3.2(i) below); and

(B) the amount of the Company Expenses; and

(v) either plus the Working Capital Overage, if any, or less the Working Capital Underage, if any.

(b) At least three (3) Business Days prior to the Closing Date, the Seller Parties shall deliver to Buyer a statement setting forth the Seller Parties’ good faith estimate, including the calculations showing the basis for such estimates in reasonable detail and confirmation of amounts from the holders of the Indebtedness required in order to pay in full such Indebtedness, of (i) the CapEx Amount, (ii) the amount of Indebtedness, (iii) the amount of the Company Expenses, (iv) Closing Working Capital and the resulting Working Capital Overage, if any, or Working Capital Underage, if any, consistent with the methodology used in the Sample Calculation and (v) the Preliminary Purchase Price. For clarification purposes, the Indebtedness will not be paid at Closing unless Buyer elects to make payment of some or all of the Indebtedness. Buyer shall cause the Company to pay the Indebtedness within twenty-four (24) months after Closing and upon default after a thirty (30) day opportunity to cure of any specific debt, Buyer shall cause the Company to deliver the equipment granted as collateral under a security agreement for such default loan back to the Sellers.

2.3 Transactions to be Effected at the Closing. At the Closing, the following transactions shall be effected by the Parties:

(a) Buyer shall pay to Sellers by wire transfer of immediately available funds to a bank account designated in writing by Sellers, the Preliminary Purchase Price, less the Indemnification Escrow Amount.

(b) Buyer shall assume the obligations of the Sellers under any Guaranty. For clarification purposes, the Indebtedness will not be paid at Closing unless Buyer elects to make payment of some or all of the Indebtedness.

(c) Buyer shall deliver to Escrow Agent the Indemnification Escrow Amount, to be held by the Escrow Agent and distributed by the Escrow Agent in accordance with the terms of the Escrow Agreement and the applicable provisions of this Agreement.

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(d) Buyer shall pay, or cause to be paid, on behalf of the Company, by wire transfer of immediately available funds to such bank account(s) designated in writing by the Seller Parties, the Company Expenses.

2.4 Purchase Price Adjustment.

(a) Within ninety (90) days after the Closing Date, Buyer shall deliver to the Seller Parties a statement (the “Statement”), setting forth Buyer’s good faith determination of (i) the CapEx Amount, (ii) the amount of Indebtedness, (iii) the amount of the Company Expenses, (iv) Closing Working Capital and the resulting Working Capital Overage, if any, or Working Capital Underage, if any, and (v) the Adjusted Purchase Price.

(b) The Statement shall become final and binding upon the Parties on the thirtieth (30th) day following the date on which the Statement was delivered to the Seller Parties, unless the Seller Parties deliver a written notice of their disagreement with the Statement to Buyer prior to such thirtieth (30th) day describing (i) which items on the Statement have not been prepared in accordance with this Agreement, (ii) the basis for the Seller Parties’ disagreement with the calculation of such items and (iii) the Seller Parties’ proposed dollar amount for each item in dispute (a “Notice of Disagreement”). If a Notice of Disagreement is received by Buyer prior to such thirtieth (30th) day, then the Statement (as revised in accordance with this sentence) shall become final and binding upon the Seller Parties and Buyer on the earlier of (A) the date the Seller Parties and Buyer resolve, evidenced by a written instrument duly executed by the Seller Parties and Buyer, any differences they have with respect to the matters specified in the Notice of Disagreement and (B) the date any disputed matters are finally resolved in a written decision by the Accounting Firm. During the thirty (30)-day period following the delivery of a Notice of Disagreement, the Seller Parties and Buyer shall seek in good faith to resolve any differences that they may have with respect to the matters specified in the Notice of Disagreement. If at the end of such thirty (30)-day period the Seller Parties and Buyer have not resolved, evidenced by a written instrument duly executed by the Seller Parties and Buyer, the matters specified in the Notice of Disagreement, the Seller Parties and Buyer shall submit to a regional or national certified public accounting firm mutually agreed between the Parties in writing (the “Accounting Firm”), for resolution, in accordance with the standards set forth in this Section 2.4, only matters that remain in dispute and corresponding numerical positions, as the same may be revised from those contained in the Statement or Notice of Disagreement (each, a “Disputed Item”). Buyer and the Seller Parties shall use commercially reasonable efforts to cause the Accounting Firm to render a written decision fully resolving all matters submitted to the Accounting Firm within thirty (30) days of the receipt of such submission, but in no event shall the Parties permit the Accounting Firm to fail to render a written decision fully resolving all matters submitted to the Accounting Firm within sixty (60) days of the receipt of such submission. The scope of the disputes to be resolved by the Accounting Firm shall be limited to correcting mathematical errors and determining whether the items in dispute were determined in accordance with this Agreement, and the Accounting Firm shall act as an expert, not as an arbitrator, in resolving the Disputed Items, and any proceeding before the Accounting Firm shall be an expert determination. Other than those determinations set forth in the preceding sentence, the Accounting Firm is not to make any other determination. The Accounting Firm’s decision shall be based solely on written submissions by the Seller Parties and Buyer and their respective Representatives and not by independent review and shall be final and binding on all of the Parties. The Accounting Firm may not assign a value greater than the greatest value for such Disputed Item claimed by either Party or smaller than the smallest value for such Disputed Item claimed by either Party. Buyer and the Seller Parties agree that the Accounting Firm’s determination under this Section 2.4(b) shall be binding on the Parties and enforceable as an arbitral award, and that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the Party against which such determination is to be enforced. The fees, costs and expenses of the Accounting Firm incurred pursuant to this Section 2.4 shall be borne pro rata as between the Seller Parties, on the one hand, and Buyer, on the other hand, in proportion to the final allocation made by such Accounting Firm of the Disputed Items weighted in relation to the claims made by the Seller Parties, on the one hand, and Buyer, on the other hand, such that the prevailing Party pays the lesser proportion of such fees, costs and expenses.

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(c) The Adjusted Purchase Price shall be calculated as finally agreed or determined in accordance with Section 2.4(b).

(d) No later than five (5) Business Days after the Adjusted Purchase Price is determined:

(i) If the Adjusted Purchase Price as determined pursuant to the foregoing clause (c) exceeds the Preliminary Purchase Price:

(A) the Purchase Price shall be increased (any such increase, the “Seller’s Adjustment Amount”) by the amount of such excess; and

(B) Buyer shall make payment of the Seller’s Adjustment Amount by wire transfer of immediately available funds to Sellers to an account directed by Sellers in writing.

(ii) If the Preliminary Purchase Price exceeds the Adjusted Purchase Price as determined pursuant to the foregoing clause (c):

(A) the Purchase Price shall be decreased (any such decrease, the “Buyer Adjustment Amount”) by the amount of such excess; and

(B) the Seller Parties shall jointly and severally pay to Buyer the amount of such excess by wire transfer of immediately available funds to the account(s) designated by Buyer in writing. If a Buyer Adjustment Amount is due to Buyer, then Buyer shall be entitled, but not obligated, to recover any such amount due from the Seller Parties under this Agreement by setting off such amount against the Employment Agreement. Buyer shall provide notice of the exercise of such right of set off to the Seller Parties. The exercise of such right of set off by Buyer will not constitute a breach of this Agreement. Neither the exercise nor the failure to exercise such right of set off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

(e) During the period of time from and after the Closing Date through the final determination of the Adjusted Purchase Price, and payment of the Seller’s Adjustment Amount or the Buyer Adjustment Amount (as applicable), in accordance with this Section 2.4, each Party shall afford to the other Party and its Representatives reasonable access during normal business hours upon reasonable advance written notice to the books and records and personnel (including any accountants, counsel or financial advisers of the applicable Party) used in the preparation of the Statement or the Notice of Disagreement; provided, however, that to the extent that any work papers or similar documents prepared by accountants of Buyer, the Company or their respective Affiliates are requested, the Seller Parties shall execute and deliver any non-reliance or other agreements as may be requested by such accountants prior to receiving such information; and provided, further, that Buyer, the Company or their respective Affiliates shall not be obligated to provide any information subject to attorney-client privilege, attorney work product protection or other similar protection.

2.5 Employee Retention Credit. Sellers do not intend to apply for any Employer Retention Credit, under Section 2301 of the CARES Act or any corresponding or similar provision of state or local Tax Law, for the Employee Retention Credit eligibility period preceding the Closing Date and Buyers agree not to apply for same for such period preceding the Closing Date.

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2.6 Purchase Price Allocation. The Purchase Price shall be allocated as mutually agreed by Seller and Buyer pursuant to the allocation described in Section 2.6 of the Disclosure Schedules (the “Allocation”) on the Closing Date. The Parties and their Affiliates, if any, shall each (i) be bound by the Allocation, (ii) act in accordance with the Allocation in the preparation and proper and timely filing of all Tax Returns (including IRS Form 8594) and in the course of any audit or proceeding relating to Taxes, and (iii) take no position inconsistent with the Allocation for federal, state or local income Tax purposes, except to the extent otherwise required by a final determination of any applicable taxing authority. Buyer shall provide a computation of the Allocation within 60 days following the Closing. Any adjustments to the Purchase Price shall be allocated in a manner consistent with the provisions in Section 2.6 of the Disclosure Schedule.

2.7 Withholding. Buyer and Escrow Agent and any other applicable withholding agent will be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts payable pursuant to this Agreement or the Escrow Agreement any withholding Taxes or other amounts required under the Code or any applicable Laws to be deducted and withheld therefrom. To the extent that any Person believes withholding is required, such Person shall, use commercially reasonable efforts to provide advance written notice of such potential requirement along with any information and documentation at least ten (10) Business Days prior to any withholding and the opportunity to provide such forms or other documentation that would reduce or eliminate any such potential deduction and withholding. Buyer and the Company shall cooperate as reasonably requested by Sellers to obtain any available reduction of or relief from such deduction or withholding. To the extent that any such amounts are so deducted or withheld, such amounts will be remitted to the applicable Governmental Authority and treated for all purposes of this Agreement and the Escrow Agreement as having been paid to the Person in respect of which such deduction, withholding and remittance was made. Any amounts payable pursuant to or as contemplated by this Agreement that are compensatory in nature shall be remitted to the applicable payor for payment to the applicable Person through regular payroll procedures, as applicable.

2.8 Leased Property. Buyer shall assume the lease on the Real Property as of the Closing. Buyer may assign the lease to a related party under the condition that Buyer remain obligated under the terms of the lease.

Article 3
THE CLOSING AND DELIVERIES

3.1 Closing; Closing Date. The closing of the transactions contemplated hereby (the “Closing”) shall take place on or before February 15, 2023 and upon the satisfaction or waiver of the conditions to Closing set forth in Article 8 (the “Closing Date”) by exchange of appropriate documentation between the Parties (via overnight delivery, facsimile, electronic transmission or other similar means for exchanging documentation); provided that if the Closing occurs on or after January 6, 2024, Buyer shall pay to Sellers the Closing Deposit, which shall be nonrefundable; provided, further, that if the Closing occurs on or after February 2, 2024, the Purchase Price shall be increased by the Extension Consideration. All transactions contemplated herein to occur on and as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as of the Reference Time.

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3.2 Deliveries by the Seller Parties. In addition to any other deliverables set forth herein, at the Closing, the Seller Parties shall deliver, or cause to be delivered, to Buyer or the applicable party the following items:

(a) An assignment of the Membership Interests to Buyer in the form of an assignment of membership interest, duly executed by Sellers;

(b) A certificate of a manager of the Company certifying that attached thereto are true and complete copies of all resolutions of the managers and Members authorizing the execution, delivery and performance of this Agreement and the execution, delivery and performance of the Ancillary Agreements;

(c) A certificate of a manager of the Company that attached thereto are true and complete copies of the Organizational Documents of the Company, including any amendments or restatements thereof, and that such Organizational Documents are in full force and effect;

(d) A certificate, dated as of the Closing Date and signed by the Seller Parties, that each of the conditions set forth in Sections 8.1(b) and 8.1(c) have been satisfied;

(e) Resignations of each of the Managers (and, if any, the officers) of the Company with such resignations to be effective concurrently with the Closing;

(f) Employment Agreement, duly executed by Seller;

(g) The Escrow Agreement, duly executed by Sellers;

(h) All documentation necessary to obtain releases of all Encumbrances (other than the Permitted Encumbrances), including appropriate UCC termination statements;

(i) Confirmation of the balances of the Indebtedness from the holders of the Indebtedness set forth on Section 3.2(i) of the Disclosure Schedules that (i) reflect the amounts that would be required to pay in full such Indebtedness and (ii) to the extent the Buyer elects to pay for some or all of the Indebtedness, such election to be made at least 20 days prior to Closing, provide that, upon payment in full of the amounts indicated, all Encumbrances with respect to the assets of the Company shall be terminated and of no further force and effect, together with UCC-3 termination statements with respect to the financing statements filed against the assets or Membership Interests of the Company by the holders of such Encumbrances; provided that the inability to receive a payoff and release from a holder(s) of Indebtedness prior to Closing shall not delay Closing;

(j) The Assignment and Assumption of Guaranty, duly executed by the Sellers;

(k) Evidence, in the form of invoices, and receipts for payment for purchases of trucks and trailers made by the Company for the period from June 7, 2023, up to the Closing Date, for inclusion in the calculation of the CapEx Amount;

(l) A properly completed IRS Form W-9, duly executed by Sellers;

(m) A certificate of good standing for the Company from the State of Michigan Department of Licensing and Regulatory Agency, and certificates of good standing from each other jurisdiction in which the Company is qualified to do business; and

(n) All consents, approvals, Orders or authorizations of, or registrations, declarations or filings with, or notices to, any Governmental Authority or other Person required to be made or obtained in connection with the authorization, execution, delivery and performance by the Seller Parties and the Company of this Agreement and the documents executed in connection therewith and the consummation of the transactions contemplated hereby and thereby, including from or to the Persons listed on Schedule 3.2(n).

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All such agreements, documents and other items shall be in form and substance satisfactory to Buyer.

3.3 Deliveries by Buyer. In addition to any other deliverables set forth herein, at the Closing, Buyer shall deliver, or cause to be delivered, to the Seller Parties the following items:

(a) The Preliminary Purchase Price, less the Investment Shares, less the Indemnification Escrow Amount, and less the Closing Deposit, if any;

(b) The Employment Agreement, duly executed by Buyer;

(c) The Escrow Agreement, duly executed by Buyer;

(d) The Assignment and Assumption of Guaranty, duly executed by Buyer;

(e) A certificate of an officer of Buyer certifying that attached thereto are true and complete copies of all resolutions of the Manager of Buyer authorizing the execution, delivery, and performance of this Agreement and the Ancillary Agreements;

(f) A certificate, dated as of the Closing Date and signed by Buyer, that each of the conditions set forth in Sections 8.2(b) and 8.2(c) have been satisfied; and

(g) A certificate of good standing (or its equivalent) for Buyer certified by the State of Michigan, Department of Licensing and Regulatory Affairs.

Article 4
REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER PARTIES

Except as set forth in the disclosure schedules delivered by Member and the Company to Buyer on the date hereof concurrently with the execution of this Agreement (the “Disclosure Schedules”), Sellers hereby jointly and severally represent and warrant to Buyer as of the date hereof as follows:

4.1 Binding Obligations. This Agreement and the Ancillary Agreements to which each Seller Party is a party have been duly executed and delivered by such Seller Party, and assuming that this Agreement and such Ancillary Agreements constitute the legal, valid and binding obligations of the other parties thereto, constitute the legal, valid and binding obligations of such Seller Party, enforceable against such Seller Party in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by: (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (b) general principles of equity (collectively, the “Equitable Exceptions”). Such Seller Party has full power and authority and legal capacity to execute and deliver this Agreement and the Ancillary Agreements to which such Seller Party is a party and to perform such Seller Party’s obligations hereunder and thereunder.

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4.2 No Defaults or Conflicts. The execution and delivery of this Agreement and the Ancillary Agreements to which each Seller Party is a party and the consummation of the transactions contemplated hereby and thereby by such Seller Party and performance by such Seller Party of its obligations hereunder and thereunder (a) do not conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract or instrument to which such Seller Party or the Company is a party or by which such Seller Party or the Company is bound or to which any of such Seller Party’s or the Company’s assets may be subject; (b) result in the imposition or creation of an Encumbrance upon or with respect to the Membership Interests or any of the assets of the Company; and (c) do not violate or conflict with any existing applicable Law, judgment, Order or decree of any Governmental Authority having jurisdiction over such Seller Party or the Company or any of such Seller Party’s or the Company’s assets.

4.3 No Authorization Required. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person will be required to be obtained or made by any Seller Party in connection with the due execution, delivery and performance by the Seller Parties of this Agreement and the Ancillary Agreements and the consummation by the Seller Parties of the transactions contemplated hereby and thereby.

4.4 Capitalization. Upon execution and delivery of this Agreement and up to the Closing, (a) all of the Membership Interests will be owned beneficially and of record by the Members as set forth in Section 4.4 of the Disclosure Schedules and all such Membership Interests will represent one hundred percent (100%) of the outstanding equity securities or other ownership interests in the Company, (b) all such Membership Interests will be duly authorized, validly issued, and issued without violation of any preemptive right or other right to purchase, (c) there will be no other equity securities or other ownership interests of the Company authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, calls or commitments of any character whatsoever, relating to the equity securities or other ownership interests of the Company, to which the Company is party or is bound requiring the issuance, delivery or sale of equity securities or other ownership interests of the Company, (d) there will be no outstanding or authorized stock or equity appreciation, phantom stock or equity, profit participation or similar rights with respect to the equity securities or other ownership interests of the Company to which the Company is party or is bound, (e) the Company will have no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) on any matter, and (f) there will be no Contracts to which the Company is party or by which it is bound to (i) repurchase, redeem or otherwise acquire any equity securities of the Company or (ii) vote or dispose of any equity securities or other ownership interests of the Company.

4.5 Litigation. As of the date of this Agreement, there is no Action or other process or procedure for settling disputes or disagreements with respect to the Company, the Membership Interests, or the transactions contemplated by this Agreement or any Ancillary Agreement pending or, to the Knowledge of the Member, threatened against the Seller Parties or the Company; and none of the Seller Parties have received written or, to the Knowledge of the Member, oral notice of an Action or claim or dispute that is reasonably likely to result in any such Action or other process or procedure for settling disputes or disagreements with respect to the Company, the Membership Interests, or the transactions contemplated by this Agreement or any Ancillary Agreement.

4.6 Brokers. No broker, finder or similar intermediary has acted for or on behalf of any Seller Party in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with any Seller Party or any action taken by any Seller Party.

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Article 5

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the Disclosure Schedules, the Seller Parties and the Company hereby jointly and severally represent and warrant to Buyer as of the date hereof as follows:

5.1 Formation and Qualification. The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Michigan, up to and including the Closing Date. The Company has all requisite organizational power and authority and all Permits necessary to own, lease and operate its properties and carry on its business as presently owned, leased or conducted. The Company is qualified, licensed or registered to transact business as a foreign business entity and is in good standing (or the equivalent thereof) in each jurisdiction in which the ownership or lease of property or the conduct of its business requires such qualification, license or registration. The Seller Parties have delivered to Buyer correct and complete copies of the Organizational Documents, the minute book and stock/membership interest record book for the Company, each of which is correct and complete. The Company is not in default under or in violation of any provision of its Organizational Documents. Neither the Company or any Seller Party has and has had in the last 5 years any Affiliates.

5.2 Capitalization. All of the Membership Interests of the Company are and will be owned beneficially and of record by the Members as set forth in Section 5.2 of the Disclosure Schedules. Upon execution of this Agreement and up to the Closing, (a) all of the Membership Interests will be owned beneficially and of record by Sellers, (b) the Membership Interests will represent one hundred percent (100%) of the outstanding equity securities or other ownership interests in the Company, (c) all of the Membership Interests will have been duly authorized, validly issued, and issued without violation of any preemptive right or other right to purchase, (d) there will be no other equity securities or other ownership interests of the Company authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, calls or commitments of any character whatsoever, relating to the equity securities or other ownership interests of the Company, to which the Company is party or is bound requiring the issuance, delivery or sale of equity securities or other ownership interests of the Company, (e) there will be no outstanding or authorized stock or equity appreciation, phantom stock or equity, profit participation or similar rights with respect to the equity securities or other ownership interests of the Company to which the Company is party or is bound, (f) the Company will have no authorized or outstanding bonds, debentures, notes or other Indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) on any matter, (g) there will be no Contracts to which the Company is party or by which it is bound to (i) repurchase, redeem or otherwise acquire any equity securities of the Company or (ii) vote or dispose of any equity securities or other ownership interests of the Company, and (h) there will be no irrevocable proxies and no voting agreements with respect to any equity securities or other ownership interests of the Company. Upon the Closing, the Membership Interests will be delivered to Buyer free and clear of all Encumbrances (except for Permitted Encumbrances set forth in clause (iii) of the definition thereof and Encumbrances created by Buyer or its Affiliates), and Buyer will have good and marketable title to the Membership Interests.

5.3 No Other Membership Interests. The Company does not own, directly or indirectly, any equity securities of, or equity ownership or voting interest in, any Person.

5.4 Binding Obligations. The Company has all requisite company authority and power to execute, deliver and perform this Agreement and the Ancillary Agreements to which the Company is a party and to consummate the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which the Company is a party have been duly executed and delivered by the Company, and assuming that this Agreement and such Ancillary Agreements constitute the legal, valid and binding obligations of the other parties thereto, constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except for the Equitable Exceptions.

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5.5 No Defaults or Conflicts. The execution and delivery of this Agreement and the Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby by the Company and performance by the Company of its obligations hereunder and thereunder (a) do not result in any default, conflict or violation of the Organizational Documents of the Company; (b) do not conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Permit or Contract to which the Company is a party or by which the Company is bound or to which any of the Company’s assets may be subject (or result in the imposition of any Encumbrance upon any of the Company’s assets); and (c) do not violate any existing applicable Law, judgment, Order or decree of any Governmental Authority having jurisdiction over the Company or any of its assets.

5.6 No Authorization Required. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person will be required to be obtained or made by the Company in connection with the due execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which the Company is a party and the consummation by the Company of the transactions contemplated hereby and thereby.

5.7 Financial Statements; Undisclosed Liabilities; Assets.

(a) Attached to Section 5.7(a) of the Disclosure Schedules are correct and complete copies of the unaudited financial statements consisting of the balance sheet of the Company as at December 31 in each of the years 2020, 2021 and 2022, and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Unaudited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as at September 30, 2023, and the related statements of income and retained earnings, stockholders’ equity and cash flow for the three-month period then ended (the “Interim Financial Statements” and together with the Unaudited Financial Statements, the “Financial Statements”). The Financial Statements are correct and complete and consistent with the books and records of the Company (which are in turn correct and complete), have been prepared in accordance with GAAP consistently applied and the balance sheets included in the Financial Statements fairly present, in all material respects, the financial position of the Company as of the respective dates thereof, and the other related statements included in the Financial Statements fairly present, in all material respects, the results of the operations of the Company for the respective periods indicated therein, in each case in accordance with historical practices applied on a consistent basis, except for the absence of footnotes (which, if presented, would not, individually or in the aggregate, be material) and normal and recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material). For purposes hereof, the balance sheet of the Company as of September 30, 2023, is referred to herein as the “Interim Balance Sheet”.

(b) The Company does not have any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) except for liabilities that (i) are accrued or reserved against in the Interim Balance Sheet, (ii) were incurred subsequent to the Interim Balance Sheet in the ordinary course of business, consistent with past custom and practice, (iii) result from the obligations of the Company under this Agreement or the Ancillary Agreements or (iv) pursuant to any Contract listed on Section 5.10 of the Disclosure Schedules or not required by the terms of Section 5.10 to be listed on Section 5.10 of the Disclosure Schedules, in either case which arose in the ordinary course of business, consistent with past custom and practice and did not result from any default, tort, breach of contract or breach of warranty.

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(c) The Company has good and marketable title to, or a valid leasehold interest or license in, the properties and assets (tangible and intangible) used by it, located on its premises or shown on the Interim Balance Sheet or acquired after the date thereof (other than inventory sold in the ordinary course of business), consistent with past custom and practice, which as of the Closing Date shall be free and clear of all Encumbrances, except for Permitted Encumbrances. The assets, properties and rights owned by the Company are all of the assets, properties and rights used by the Company in the operation of its business as conducted on the date hereof or necessary to operate the business of the Company as conducted on the date hereof, consistent with past practice. All of the assets acquired by incurrence of the Indebtedness is owned by the Company and continues to be used in the business of the Company.

(d) The buildings, equipment and other tangible assets that the Company owns and leases are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they are presently used and a complete list of such buildings, equipment and other tangible assets are listed on Section 5.7(d) of the Disclosure Schedules.

(e) All notes and accounts receivable reflected on the Interim Balance Sheet, and all accounts receivable of the Company generated since the date of the Interim Balance Sheet (the “Receivables”), constitute bona fide receivables resulting from the sale of inventory, services or other obligations in favor of the Company as to which full performance has been fully rendered, and are valid and enforceable claims. The Receivables are not subject to any pending or threatened defense, counterclaim, right of offset, returns, allowances or credits, except to the extent reserved against the accounts receivable. The reserves against the accounts receivable for returns, allowances, chargebacks and bad debts are commercially reasonable and have been determined in accordance with GAAP, consistently applied in accordance with past custom and practice.

(f) The accounts payable of the Company reflected on the Interim Balance Sheet arose from bona fide transactions in the ordinary course of business, consistent with past custom and practice, and all such accounts payable have either been paid, are not yet due and payable in the ordinary course of business, consistent with past custom and practice, or are being contested by the Company in good faith.

(g)  The Company’s Unaudited Financial Statements for 2022 and the annualized Interim Financial Statements shall after any audit or review adjustments reflect earnings before interest, taxes, depreciation and amortization of $1,800,000 on a trailing twelve (12) month basis.

5.8 Intellectual Property.

(a) Section 5.8(a) of the Disclosure Schedules sets forth all Intellectual Property owned by the Company that is registered, issued or subject to a pending application for registration or issuance in the United States Patent and Trademark Office the United States Copyright Office, or any foreign Intellectual Property office or agency (“Company Registered Intellectual Property”). All Company Registered Intellectual Property exists, has been maintained in good standing and, as applicable, has been properly assigned to the Company.

(b) The Company owns, is licensed to use or otherwise has the right to use all Intellectual Property used in the operation of the business or held on behalf of the Company, free and clear of any Encumbrances other than Permitted Encumbrances. All Intellectual Property in which the Company claims ownership rights is owned by the Company. The Company is properly licensed to use all Intellectual Property to which the Company does not claim ownership rights. The Company shall possess the identical rights to all Intellectual Property immediately following Closing as it possesses immediately prior to Closing without incurring any additional liabilities or obligations and without the payment of any additional fees.

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(c) Neither the validity of, nor the Company’s title to, any Intellectual Property owned or purported to be owned by the Company is being challenged in writing or in any litigation or administrative proceeding to which the Company is party.

(d) To the Knowledge of the Member, no Person is infringing upon, misappropriating or otherwise violating any of the Intellectual Property owned by the Company. The conduct of the business of the Company as currently conducted does not infringe upon, misappropriate or otherwise violate any Intellectual Property right of any third party.

(e) The Company has used commercially reasonable efforts to secure its trade secrets and other proprietary confidential information and any confidential information of any other Person in its possession and to the Knowledge of the Member, there has been no unauthorized disclosure of any of the foregoing.

(f) The Company has, and after the Closing will have, the legal right to use all copies of and subscriptions to all software currently used in its business.

(g) The Company has used commercially reasonable efforts to safeguard the information technology systems utilized in its business, including the implementation of procedures to ensure that such systems are free from disabling codes or instructions, time, copy protection device, clock, counter or other limiting design or routing and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software or hardware that permit unauthorized access or the unauthorized disablement or erasure of data or other software by any other Person. There have been no successful unauthorized intrusions or breaches of the security of such systems since the Applicable Date.

(h) The operation of the business of the Company does not include the utilization of any proprietary software developed by, on behalf of or for use by the Company.

(i) The Company is operating and since the Applicable Date has operated in compliance with all federal and state Laws applicable to the business related to data privacy, data security and/or personal information. The Company has experienced no incidences in which personal information or other sensitive data was or may have been stolen or improperly accessed, and there is no basis to believe that any such theft or improper access has occurred.

5.9 Compliance with Laws.

(a) The Company and its predecessors have complied and are in compliance with all applicable Laws and Orders, and no Action has been filed or commenced or, to the Knowledge of the Member, threatened alleging any failure so to comply. Since the Applicable Date, the Company has not received any written notice or written communication alleging any non-compliance of the foregoing.

(b) None of Company or any of its owners, officers, managers, members, directors, shareholders, agents, employees or any other Persons acting on their behalf has (i) made any illegal payment or provided any unlawful compensation or gifts to any officer or employee of any Governmental Authority, or any employee, customer or supplier of the Company, or (ii) accepted or received any unlawful contributions, payments, expenditures or gifts; and no Action has been filed or commenced alleging any such payments, contributions or gifts.

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5.10 Contracts. Section 5.10 of the Disclosure Schedules lists, as of the date hereof, and copies have been made available to Buyer of, all written Contracts and instruments to which the Company is a party or to which its assets, properties or business are bound or subject as of the date hereof, which:

(a) are Contracts with any customer or supplier that is required to be listed on Section 5.23 of the Disclosure Schedules;

(b) are Contracts pursuant to which the Company has made purchases of more than $50,000 in the aggregate in the twelve (12) calendar months ended June 30, 2023, including purchase or sales orders issued in the ordinary course of business, consistent with past custom and practice;

(c) are Contracts pursuant to which the Company has made sales of more than $50,000 in the twelve (12) calendar months ended June 30, 2023, including purchase or sales orders issued in the ordinary course of business, consistent with past custom and practice;

(d) are Contracts for or relating to, or evidencing or guaranteeing Indebtedness;

(e) are Contracts involving a joint venture, partnership or Contract involving a sharing of profits, losses, costs or liabilities with any other Person;

(f) are Contracts relating to the acquisition, sale, transfer or disposition by the Company of any material assets or properties, or of the operating business or the capital stock of or other Membership Interests in any other Person that were consummated since the Applicable Date or under which there is any surviving liability against the Company;

(g) are powers of attorney;

(h) are Contracts providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated by this Agreement;

(i) are Contracts with any Union or any bonus, pension, profit sharing, retirement or any other form of deferred compensation plan or practice, whether formal or informal, or any severance agreement or arrangement;

(j) are Contracts with any Seller Party;

(k) are settlement agreements;

(l) are Contracts that constitute a license, covenant not to sue, or other agreement pursuant to which the Company (i) is authorized to use any third-party Intellectual Property, excluding any “off-the-shelf” or other software generally commercially available on standard terms and conditions, or (ii) authorizes any third party to use any Intellectual Property owned by the Company other than non-exclusive licenses entered into in the ordinary course of business;

(m) are leases or similar Contracts under which the Company is a lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any third-party;

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(n) are Contracts or instruments which contain a non-competition, exclusivity or similar covenant that restricts the Company from engaging in any aspect of its business anywhere in the world;

(o) are employment, severance, retention, consulting or separation Contracts with any current officer, director, employee or consultant of the Company, whether on a full-time, part-time or consulting basis;

(p) are Contracts under which there has been an advance or loan to any other Person, except for advances for travel and other normal business expenses to officers, directors, managers, and employees in the ordinary course of business consistent with past practice; and

(q) are with any Governmental Authority.

(collectively, the Contracts listed in Section 5.10 of the Disclosure Schedules are referred to herein as the “Material Contracts”).

Each Material Contract is in full force and effect and is valid, binding and enforceable against the Company, and, to the Knowledge of the Member, each other party thereto. With respect to all Material Contracts, neither the Company nor any other party to any such Material Contract, has cancelled such Material Contract, is in breach thereof or default thereunder and, to the Knowledge of the Member, there does not exist under any Material Contract any event which, with the giving of notice or the lapse of time, would permit the termination, modification or acceleration of such Material Contract or constitute such a breach or default by the Company or any other party to such Material Contract, in each case except for such terminations, modifications, accelerations, breaches, defaults and events as to which requisite written waivers or consents have been obtained. The Company has not assigned, delegated or otherwise transferred to any Person any of its rights, title or interest under any Material Contract.

5.11 Litigation.

(a) There are no, and since the Applicable Date, there have not been any, Actions pending, or to the Knowledge of the Member, threatened by, against or involving the Company, or any of its assets, operations or business (other than (i) traffic violations that did not result in a criminal misdemeanor or felony charge or conviction, and (ii) workers’ compensation claims covered in full by workers’ compensation insurance).

(b) There are no, and since the Applicable Date, there have not been any, Actions brought by the Company against any other Person.

(c) There is no outstanding Order to which the Company is subject.

5.12 Taxes.

(a) All Tax Returns required to be filed by or with respect to the Company have been timely (within any applicable extension periods) filed, and all such Tax Returns were prepared in compliance with applicable Law and are true, complete and correct in all material respects when filed.

(b) The Company has fully and timely paid all Taxes due and payable (whether or not shown to be due on the Tax Returns referred to in Section 5.12(a)).

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(c) All deficiencies for Taxes asserted or assessed in writing against the Company have been fully and timely (within any applicable extension periods) paid, settled or properly reflected in the Financial Statements. There are no liens for Taxes on any properties or assets of the Company other than liens for Taxes not yet due and payable.

(d) No audit is pending or, to the Knowledge of the Member, threatened in writing with respect to any Taxes due from or with respect to the Company.

(e) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from the Company for any taxable period and no request for any such waiver or extension is currently pending.

(f) The Company will not be required to pay any Tax, include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign Laws); (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Laws); (iii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign Laws); (iv) installment sale made prior to the Closing Date; (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (vi) election under Code Section 965(h) (or any corresponding or similar provision of state, local or foreign Laws); or (vii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date.

(g) The Company (i) is not and has not been a member of an affiliated group filing a consolidated federal income Tax Return and (ii) does not have liability for the Taxes of any Person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract, or otherwise.

(h) The Company has (i) properly complied with all applicable Law in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) to the extent applicable, properly complied with all applicable Law and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act, (iii) not sought and does not intend to seek a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act, and (iv) not sought and does not intend to seek any deferral of any Tax liability of any kind whatsoever pursuant to any state, local, or non-U.S. Tax Law.

(i) The Company is not subject to Tax in any jurisdiction other than the state of Michigan (or political subdivisions thereof) by virtue of (i) having a permanent establishment (within the meaning of an applicable income tax treaty) or other place of business or (ii) having a source of income in that jurisdiction.

(j) No claim has ever been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by such jurisdiction.

(k) The Company has properly withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any shareholder, employee, creditor, independent contractor, or other third party and has complied with all reporting obligations with respect thereto.

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(l) The Company is not a party to or bound by any Tax allocation or Tax sharing agreement with any Person, and does not have any current or potential contractual obligation to indemnify any other Person with respect to Taxes.

(m) The Company is not a party to any “reportable transaction,” as defined in Treasury Regulation Section 1.6011-4(b), and neither the Company nor any of its Subsidiaries has been a party to such a transaction nor has claimed any tax benefit from any such transaction in any taxable year which remains open to or for assessment.

(n) The Company has not, in the past three years, distributed the stock of another Person or had its stock distributed in a transaction purported or intended to be governed by Code Section 355 (or any similar provision of state, local or foreign Law).

5.13 Permits. The Company has, as of the date hereof, all authorizations, accreditations, registrations, qualifications, certificates, licenses, permits and rights (or waivers or exemptions therefrom) issued by a Governmental Authority necessary for the lawful conduct of the Company’s business as conducted at the date hereof (collectively, “Permits”). All such Permits are listed in Section 5.13 of the Disclosure Schedules. As of the date hereof, (a) all such Permits are in full force and effect, and (b) the Company is not in default under any such Permit. No Action is pending or, to the Knowledge of the Member, threatened to revoke or limit any Permit.

5.14 Employee Benefit Plans.

(a) Section 5.14(a) of the Disclosure Schedules contains a true and complete list of each Company Plan.

(b) With respect to each Company Plan, the Company has made available to Buyer a current copy (or, to the extent no such copy exists, a description) thereof and, to the extent applicable: (i) any related trust agreement; (ii) the most recent IRS determination letter if applicable; (iii) the most recent summary plan description; (iv) all material filings with Governmental Authorities for the past year, and (v) for the most recent plan year (A) the Form 5500 and attached schedules and (B) audited financial statements.

(c) The Company does not contribute to or have any liability under any (i) defined benefit plan (as defined in Section 3(35) of ERISA) that is or was subject to Title IV of ERISA or Section 412 of the Code, (ii) “multiemployer plan” as defined in Section 3(37) of ERISA (a “Multiemployer Plan”), (iii) “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code, or (iv) “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(d) Each Company Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, taken as a whole. Each Company Plan that is intended to be qualified within the meaning of Code Section 401(a) has received a favorable determination letter from the IRS as to its qualification, and to the Knowledge of the Member, nothing has occurred that could reasonably be expected to cause the loss of such qualification. With respect to each Company Plan, all contributions, distributions, reimbursements and premium payments that are due have been timely made in accordance with the terms of the Company Plan and in compliance with the requirements of applicable Law, and all such amounts that are not yet due have been made or properly accrued.

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(e) Each Company Plan that is or forms a part of a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d) of the Code) has been administered, documented and maintained in accordance with Section 409A of the Code and the rules and regulations promulgated thereunder in all respects, such that no Tax, interest or penalty is or has been due and owing in respect of such arrangement failing to be in compliance therewith. The Company does not have any obligation or commitment to “gross up” or otherwise indemnify any Person with respect to Taxes under Section 409A or 4999 of the Code, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, taken as a whole.

(f) None of the Company Plans provides, and the Company does not have any current or potential obligation to provide, post-employment or post-termination health, life, or other welfare benefits to any Person, other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or similar state Law for which the covered Person pays the full cost of coverage.

(g) With respect to the Company Plans, no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Member, threatened in writing, except, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the Company, taken as a whole.

(h) The Company has not incurred (whether or not assessed), and is not reasonably expected to incur, or to be subject to, any Tax or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Sections 4980B, 4980D or 4980H of the Code.

5.15 Labor Relations.

(a) (i) The Company is not experiencing any work stoppage, labor strike, or other material labor dispute or claim of unfair labor practices, (ii) since the Applicable Date, the Company is and has been in compliance with all applicable Laws respecting employment practices, labor, employment, pay equity, workers’ compensation, terms and conditions of employment, and wages and hours, and are not engaged in any unfair labor practice, (iii) there is no unfair labor practice charge or complaint against the Company pending before the National Labor Relations Board or any similar state agency, (iv) the Company is not delinquent in any payments to any Company Employees for any wages, salaries, commissions, bonuses, fees or other compensation due with respect to any services performed for the Company to the date hereof or amounts required to be reimbursed to such Company Employees, (v) there are no, and, since the Applicable Date, there have been no formal or informal grievances, complaints or charges with respect to employment or labor matters (including, without limitation, allegations of employment discrimination, sexual or other discriminatory harassment, sexual assault, retaliation or unfair labor practices) pending or threatened against the Company in any judicial, regulatory or administrative forum, under any private dispute resolution procedure or internally, (vi) none of the employment policies or practices of the Company are currently being audited or investigated, or to the Knowledge of the Member, subject to imminent audit or investigation by any Governmental Authority, (vii) The Company is not, nor within since the Applicable Date has been, subject to any order, decree, injunction or judgment by any Governmental Authority or private settlement contract in respect of any labor or employment matters, and (viii) the Company is in material compliance with the requirements of the Immigration Reform Control Act of 1986.

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(b) Section 5.15(b) of the Disclosure Schedules contains a complete and accurate list of all of the employees of the Company (collectively, “Company Employees”), which list is current as of July 31, 2023, describing for each such Company Employee: (i) the position held; (ii) whether classified as exempt or non-exempt for wage and hour purposes; (iii) date of hire; (iv) business location; (v) whether paid on a salary, hourly or commission basis; and (vi) regular hourly wage, annual salary or commission rate, as applicable.

(c) The Company is not a party to or bound by any collective bargaining agreement or similar relationship with any labor organization.

(d) To the Knowledge of the Member, none of the executive officers or management employees of the Company has indicated that he or she intends to terminate employment with the Company as a result of the transactions contemplated by this Agreement.

(e) The Company has complied with the WARN Act and all other employment loss notification obligations arising under any statute or otherwise. The Company has not been engaged in any transaction or engaged in layoffs, terminations or relocations sufficient in number to trigger any WARN Act obligation.

(f) To the extent that any independent contractors are used or engaged by the Company, the Company has properly classified and treated them in accordance with all applicable Laws and for purposes of all employee benefit plans and perquisites.

5.16 Environmental Compliance.

(a) The Company is currently and has been in compliance with all Environmental Laws. The Company has not received from any Person any: (i) Environmental Notice or Environmental Claim or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) The Company has obtained and is in compliance with all Environmental Permits necessary for the ownership, lease, operation or use of the business or assets of the Company and all such Environmental Permits are in full force and effect as of the Closing Date in accordance with Environmental Law. There is no condition, event or circumstance that is reasonably expected to prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company as currently carried out. With respect to any such Environmental Permits, the Company has undertaken, or will undertake before the Closing Date, all measures reasonably necessary to facilitate transferability of the same. There is no condition, event or circumstance that would reasonably be expected to form the basis for the termination, revocation, suspension, lapse or limitation, of any Environmental Permits, nor has the Company received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c) No real property currently or formerly owned, operated or leased by the Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d) There has been no Environmental Release of Hazardous Materials by the Company, or to the Knowledge of Member, any other Person, at, on, under, or from any real property currently or formerly owned, operated or leased by the Company or any other location. The Company has not received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, the Company.

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(e) No Leased Property contains any underground storage tanks currently, nor, to the Knowledge of the Member, has contained any underground storage tanks in the past.

(f) Section 5.16(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company and any predecessors as to which the Company may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and the Company has not received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company.

(g) The Company has provided or otherwise made available to Buyer as listed in Section 5.16(g) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents within the past seven (7) years with respect to the business or assets of the Company or any currently or formerly owned, operated or leased real property which are in the possession, custody or control of the Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Environmental Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(h) There is no condition, event or circumstance concerning the Environmental Release or regulation of Hazardous Materials that would reasonably be expected to, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company as currently carried out.

(i) The Company has not retained or assumed, under any Material Contract or by operation of Law, any Liabilities of third parties under Environmental Law.

5.17 Insurance. All insurance policies (the “Insurance Policies”) with respect to the properties, assets, or business of the Company are in full force and effect and all premiums due and payable thereon have been paid in full. As of the date hereof, the Company has not received written notice of cancellation or non-renewal of any Insurance Policy. There is no claim by the Company or any other Person pending under any such policies as to which coverage has been questioned, denied or disputed. There are no threatened terminations of, or material premium increases with respect to, any of such policies. Section 5.17 of the Disclosure Schedules sets forth the following information with respect to each Insurance Policy:

(a) the name of the insurer, the name of the policyholder, and the name of each covered insured;

(b) the policy number and the period of coverage; and

(c) a description of any retroactive premium adjustments or other material loss-sharing arrangements.

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Section 5.17 of the Disclosure Schedules sets forth a list of all claims made under the Insurance Policies, or under any other insurance policy, bond or agreement covering the Company or its operations since January 1, 2020. Since January 1, 2020, the Company has maintained insurance policies with coverage and policy limits that are substantially similar to the coverage and policy limits provided by the Insurance Policies.

5.18 Real Property.

(a) Section 5.18(a) of the Disclosure Schedules contains a list of all real property leased, subleased, licensed or otherwise used or occupied by the Company as lessee, sublessee, licensee or otherwise (together with all improvements, fixtures, equipment, and machinery included therewith or therein or located thereon, and all easements and other rights and interests in real property appurtenant thereto and all rights and privileges under the leases related thereto, the “Leased Real Property”). Section 5.18(a) of the Disclosure Schedules contains a list of all written or oral leases, subleases, licenses, concessions and other agreements, including all amendments, modifications, extensions, renewals, guaranties, SNDAs, and other agreements with respect thereto, pursuant to which the Company leases, subleases, licenses or otherwise uses and occupies each Leased Real Property (the “Leases”). The Company does not own, and has never owned, any real property. True, correct and complete copies of all Leases have been made available to Buyer. The Leased Real Property constitutes all of the real property and improvements leased, subleased, licensed or otherwise used or occupied by the Company, and no business activities of the Company takes place, occur or are located on lands other than those included in the Leased Real Property. The Company is not party to any Contract or option to purchase or lease any other real property or any portion thereof or interest therein. The Company has good and valid leasehold title to the Leased Real Property, subject to no Encumbrances other than Permitted Encumbrances.

(b) No party to any Lease has threatened to cancel or not renew such Lease, nor has any party thereto threatened or alleged any material breach of such Lease. With respect to each Lease, (i) the Company is not in default thereunder, and, to the Knowledge of the Member, no event has occurred which with the giving of notice or passage of time, or both, would constitute a breach or default thereunder by the Company or any other party thereto, (ii) the Company’s possession and quiet enjoyment of the Leased Real Property under such Lease has never been disturbed, and there are no current material disputes with respect to such Lease, (iii) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full, (iv) the Company does not owe, nor will it owe in the future, any brokerage commissions or finder’s fees with respect to such Lease, (v) the Company has not subleased, licensed or otherwise granted any other Person the right to use or occupy such Leased Real Property or any portion thereof, and there are no Persons other than the Company occupying or holding valid rights to occupy such Leased Real Property, (vi) the Company has not collaterally assigned or granted any security interest in such Lease or any interest therein, and (vii) such Leased Real Property, including without limitation, the mechanical systems, HVAC systems, plumbing, electrical, security, utility and sprinkler systems, are in reasonable, working condition, subject only to normal, scheduled maintenance, are reasonably sufficient for the operation thereof for its current use, and, to the Knowledge of the Member, there are no material structural or other physical defect or deficiency in the condition of such Leased Real Property, and there are no facts or conditions that would, individually or in the aggregate, interfere in any material respect with the use or occupancy of such Leased Real Property or any portion thereof in the operation of the business of the Company as currently conducted thereon. Neither the Leased Real Property nor the use or occupancy thereof violates in any way any applicable Permits, certificates of occupancy, covenants, conditions or restrictions, whether federal, state, local or private, and the Leased Real Property or the holder of the leasehold interest therein has received all required Permits, certificates of occupancy, licenses, authorizations and approvals in connection with the use and occupancy thereof.

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5.19 Affiliate Transactions. None of the Seller Parties, or any officer, manager, partner or director of the Company: (a) owns, directly or indirectly, any stock or other ownership interest or investment in any Person that is engaged in the Business or is a competitor, supplier, customer, lessor or lessee of the Company; provided, however, that the foregoing representation shall be deemed not to be made as to the ownership of not more than 1% of the capital stock of any such Person that has securities registered pursuant to Section 13 or Section 15 of the Securities Act; (b) has any claim against or owes any amount to, or is owed any amount by, the Company; (c) has any interest in or owns any assets, properties or rights used in the conduct of the business of the Company; or (d) is a party to any agreement with, or involving the making of any payment or transfer of assets to, or to the Company.

5.20 Absence of Material Adverse Effects. During the period from the date of the Interim Balance Sheet to the date of this Agreement, excepted as specifically contemplated by this Agreement, the business of the Company has been conducted in the ordinary course of business, consistent with past custom and practice, and there has not been any Material Adverse Effect and no event has occurred which could reasonably be expected to result in a Material Adverse Effect. Without limiting the generality of the foregoing, since the date of the Interim Balance Sheet, the Company has not:

(a) sold, leased, transferred or assigned any assets or property (tangible or intangible), other than sales of inventory in the ordinary course of business, consistent with past custom and practice;

(b) purchased any trucks or trailers;

(c) experienced any damage, destruction or loss (whether or not covered by insurance) to its assets or property (tangible or intangible);

(d) received notice from any Person regarding the acceleration, termination, modification or cancelation a Contract, which, if in existence on the date hereof, would be required to be listed on Section 5.10 of the Disclosure Schedules;

(e) issued, created, incurred or assumed any Indebtedness;

(f) forgave, canceled, compromised, waived or released any Indebtedness owed to it or any right or claim;

(g) issued, sold or otherwise disposed of any of its stock or other ownership interests, or granted any options, warrants or other rights to acquire (including upon conversion, exchange or exercise) any of its stock or other ownership interests or declared, set aside, made or paid any dividend or distribution with respect to its stock or other ownership interests or redeemed, purchased or otherwise acquired any stock or other ownership interest or amended or made any change to any of its Organizational Documents or made any other payment to its members or stockholders (or any Affiliates of such stockholders);

(h) granted any increase in salary or bonus or otherwise increased the compensation or benefits payable or provided to any director, officer, employee, consultant, advisor or agent;

(i) engaged in any promotional, sales or discount or other activity that has or could reasonably be expected to have the effect of accelerating sales prior to the Closing that would otherwise be expected to occur subsequent to the Closing;

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(j) made any commitment outside of the ordinary course of business, consistent with past practice, for capital expenditures to be paid after the Closing or failed to incur capital expenditures in accordance with its capital expense budget;

(k) instituted any material change in the conduct of its business or any material change in its accounting practices or methods, cash management practices or method of purchase, sale, lease, management, marketing, or operation;

(l) taken or omitted to take any action which could be reasonably anticipated to have a Material Adverse Effect;

(m) made, changed or rescinded any Tax election, settled or compromised any Tax liability, amended any Tax Return or taken any position on any Tax Return, taken any action, omitted to take any action or entered into any other transaction that would have the effect of materially increasing the Tax liability or materially reducing any Tax assets of Buyer in respect of any taxable period ending after the Closing Date;

(n) collected its accounts receivable or paid any accrued liabilities or accounts payable or prepaid any expenses or other items, in each case other than in the ordinary course of business, consistent with past practice; or

(o) agreed or committed to any of the foregoing.

5.21 Business Continuity; Privacy.

(a) None of the Company’s software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by the Company in the conduct of its business (collectively, the “Systems”) have experienced bugs, failures, breakdowns, or continued substandard performance in the past twelve (12) months that has caused or reasonably could be expected to cause any substantial disruption or interruption in or to the use of any such Systems by the Company.

(b) No Personal Information in the possession or control of the Company, or, to the Knowledge of the Member, held or processed by any vendor, processor or other third party for or on behalf of the Company, has been subject, since the Applicable Date, to any actual data or security breach or unauthorized access, disclosure, use, loss, denial or loss of use, alteration, destruction, compromise or unauthorized processing (a “Security Incident”), in each case that triggered an obligation to notify an individual or Governmental Authority under any Privacy Law or any other Person under its contractual obligations. The Company has not notified, and there have been no facts or circumstances that would require the Company to notify, any Governmental Authority or other Person of any Security Incident.

(c) Since the Applicable Date, the Company has not received any written notice, request, claim, complaint, correspondence or other communication from any Person, and there has not been any audit, investigation, enforcement action (including any fines or other sanctions) or other action by any Governmental Authority, relating to any actual, alleged or suspected Security Incident or violation of any Privacy Law involving Personal Information in the possession or control of the Company, or held or processed by any vendor, processor or other third party for or on behalf of the Company.

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5.22 Debt and PPP Loan.

(a) Except as set forth on Section 5.22 of the Disclosure Schedules, the Company does not have any Indebtedness and is not liable for any Indebtedness of any other Person.

(b) Other than the PPP Loan, the Company has not applied for any CARES Act stimulus fund programs or other programs relating to the COVID-19 pandemic or received any funds, benefits, deferrals or any other kind of remuneration in connection with the COVID-19 pandemic and issues relating thereto.

(c) The Company’s application for the PPP Loan and the Company’s application for forgiveness of such PPP Loan, including all representations and certifications contained therein, are true, correct and complete in all respects and were otherwise completed in accordance with the CARES Act. The Company has used the proceeds of the PPP Loan solely for the purposes permitted by the CARES Act and has complied in all respects with the loan agreements governing the PPP Loan and with all requirements of the CARES Act in connection with the PPP Loan.

(d) The PPP Loan has been fully and finally forgiven pursuant to and in accordance with applicable U.S. Small Business Administration rules and regulations and the funds associated with the PPP Loan that were placed in an escrow account maintained by the PPP Lender have been released in full to a bank account maintained and solely controlled by the Company.

5.23 Customers and Suppliers. Section 5.23 of the Disclosure Schedules sets forth a correct and complete list of (a) the 10 largest suppliers (by dollar volume) of products or services to the Company, and (b) the 10 largest Customers (by dollar volume) or products or services sold by the Company, in each case for the calendar years ended December 31, 2021 and December 31, 2022. There are no outstanding disputes with any of such customers or suppliers. Since December 31, 2022, none of the customers or suppliers listed on Section 5.23 of the Disclosure Schedules has indicated that it shall stop, or materially decrease the rate of, or otherwise materially change (whether related to payment, price, volume or otherwise) the terms of its business relationship with the Company. None of the Company or the Seller Parties has any reason to believe that any supplier listed on Section 5.23 of the Disclosure Schedules will stop, or materially decrease the rate of, supplying products or services to the Company or otherwise materially change the terms of its relationship with the Company after, or as a result of, the consummation of any transactions contemplated by this Agreement or that any such supplier is threatened with bankruptcy or insolvency. None of the Company or the Seller Parties has any reason to believe that any customer listed on Section 5.23 of the Disclosure Schedules will stop, or materially decrease the rate of, purchasing products or services from the Company or otherwise materially change the terms of its relationship with the Company after, or as a result of, the consummation of any transactions contemplated by this Agreement or that any such customer is threatened with bankruptcy or insolvency.

5.24 Brokers. No broker, finder or similar intermediary has acted for or on behalf of the Company in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with the Company or any action taken by the Company.

5.25 Seller Parties’ and the Company’s Reliance. Seller Parties and the Company acknowledge that, except for the representations and warranties contained in Article 6 or in any Ancillary Agreement and in the case of Fraud, Buyer nor any other Person has made, and Seller Parties and the Company have not relied on, any other express or implied representation or warranty by or on behalf of Buyer or any other Person.

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Article 6
REPRESENTATIONS AND WARRANTIES REGARDING BUYER

Buyer hereby represents and warrants to the Company and the Seller Parties as follows:

6.1 Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Michigan, with requisite organizational power and authority to own, lease and operate its properties and carry on its business as presently owned, leased or conducted.

6.2 Binding Obligations. Buyer has all requisite organizational authority and power to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement, the Ancillary Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Buyer and no other company proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby by Buyer. This Agreement and the Ancillary Agreements to which Buyer is a party have been duly executed and delivered by Buyer and, assuming that this Agreement and the Ancillary Agreements constitute the legal, valid and binding obligations of the other parties thereto, constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions.

6.3 No Defaults or Conflicts. The execution and delivery of this Agreement and the Ancillary Agreements to which Buyer is party and the consummation of the transactions contemplated hereby and thereby by Buyer and performance by Buyer of its obligations hereunder and thereunder (a) do not result in any violation of the Organizational Documents of Buyer, (b) do not conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract to which Buyer is a party or by which it is bound or to which its assets may be subject, and (c) do not violate any existing applicable Law or Order of any Governmental Authority having jurisdiction over Buyer or any of its assets.

6.4 No Authorization or Consents Required. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person will be required to be obtained or made by Buyer in connection with the due execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby.

6.5 Brokers. No broker, finder or similar intermediary has acted for or on behalf of Buyer in connection with this Agreement or the transactions contemplated hereby except for O’Keefe and Associates Consulting, LLC which has acted solely as Buyer’s agent and on behalf of Buyer, no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with Buyer or any action taken by Buyer.

6.6 Litigation. There is no Action or other process or procedure for settling disputes or disagreements with respect to Buyer pending or, to the actual knowledge of Buyer, threatened against Buyer. Buyer has not received written or, to the actual knowledge of Buyer, oral notice of an Action or claim or dispute that is reasonably likely to result in any such Action or other process or procedure for settling disputes or disagreements with respect to Buyer or the transactions contemplated by this Agreement or any Ancillary Agreement.

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6.7 Investment Purpose. Buyer will be purchasing the Membership Interests for the purpose of investment and not with a view to, or for resale in connection with, the distribution thereof in violation of applicable federal, state or provincial securities Laws. Buyer acknowledges that the sale of the Membership Interests hereunder has not been registered under the Securities Act of 1933 (the “Securities Act”) or any state securities Laws, and that the Membership Interests may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of without registration under the Securities Act, pursuant to an exemption from the Securities Act or in a transaction not subject thereto. Buyer represents that it is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D of the Securities Act.

Article 7
COVENANTS

7.1 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned, or delayed), the Seller Parties shall, and shall cause the Company to, (a) conduct the business of the Company in the ordinary course of business consistent with past practice and (b) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, the Seller Parties shall cause the Company to: (i) preserve and maintain all of its Permits; (ii) pay its debts, Taxes and other obligations when due; (iii) maintain the properties and assets owned, operated or used by the Company in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear; (iv) continue in full force and effect without modification all Insurance Policies, except as required by applicable Law; (v) perform all of its obligations under all Contracts relating to or affecting its properties, assets or business; (vi) maintain its books and records in accordance with past practice; (vii) comply in all material respects with all applicable Laws; and (viii) not take or permit any action that would cause any of the changes, events, or conditions described in Section 5.20 to occur. The Company shall continue to reflect monthly earnings before interest, taxes, depreciation and amortization to meet annualized earnings before interest, taxes, depreciation and amortization of $1,800,000 on a trailing twelve (12) month basis.

7.2 Access to Information. From the date hereof until the Closing, the Seller Parties shall, and shall cause the Company to, (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Leased Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Seller Parties and the Company to cooperate with Buyer in its investigation of the Company. Without limiting the foregoing, the Seller Parties shall, and shall cause the Company and Landlord to, permit Buyer and its Representatives to conduct environmental due diligence on the Company and the Leased Real Property, including the collecting and analysis of samples of indoor or outdoor air, potentially hazardous building materials, surface water, groundwater or surface or subsurface land on, at, in, under or from the Company and the Leased Real Property. Any investigation pursuant to this Section 7.2 shall be conducted in strict adherence to the Confidentiality Agreement and in such manner as not to interfere with the conduct of the Business. Buyer shall ensure that any such investigation shall be conducted in such a manner that Company’s employees or agents are not made aware of the purpose of such inspection or investigation. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty, or agreement given or made by the Seller Parties or the Company in this Agreement.

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7.3 No Solicitation of Other Bids.

(a) The Seller Parties shall not, and shall not authorize or permit any of their respective Affiliates (including the Company) or any of their respective Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Seller Parties shall immediately cease and cause to be terminated, and shall cause their respective Affiliates (including the Company) and all of their respective Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal.

(b) In addition to the other obligations under this Section 7.3, the Seller Parties shall promptly advise Buyer in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) The Seller Parties agree that the rights and remedies for noncompliance with this Section 7.3 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

7.4 Notice of Certain Events.

(a) From the date hereof until the Closing, the Seller Parties shall promptly notify Buyer in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Seller Parties or the Company hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Article 8 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to the Knowledge of the Member, threatened against, relating to or involving or otherwise affecting any Seller Parties or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5.11 or that relates to the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Buyer’s receipt of information pursuant to this Section 7.4 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Seller Parties or the Company in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedules.

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7.5 TraQiQ Shares. At the time of Closing, TraQiQ shall confirm the issuance to Sellers (by book entry transfer to an account at the transfer agent) of the Investment Shares. For a period commencing on the Closing Date and ending eighteen (18) months thereafter (the “Lock-Up Period”), Sellers will not offer, pledge, transfer, distribute, dividend, sell, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell or otherwise dispose of, directly or indirectly (collectively, “Transfer”), any of the Investment Shares or any other shares of TraQiQ issued to Sellers under this Agreement (collectively, the “TraQiQ Shares”); provided, however, that on or after the nine (9) month anniversary of the Closing Date, Sellers shall have the right to Transfer up to fifty percent (50%) of the TraQiQ Shares issued to Sellers as of the nine (9) month anniversary of the Closing Date for estate planning purposes only and any successors, heirs and assignees shall be subject to all the terms and conditions of Investment Shares. Any Transfer of the TraQiQ Shares by Sellers, either before or after the end of the Lock-Up Period, must be done in compliance with applicable Law.

7.6 Public Announcements. No Party will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties; provided, however, that nothing herein will prohibit any Party from issuing or causing publication of any such press release or public announcement to the extent that such disclosure is, upon advice of counsel, required by Law (including stock exchange requirements); provided further, however, if any Seller Parties make such determination, such Seller Parties will, if practicable in the circumstances, use their reasonable best efforts to allow Buyer reasonable time to comment on such release or announcement in advance of its issuance.

7.7 Litigation Support. In the event and for so long as Buyer or the Company are actively contesting or defending against any Action in connection with any fact, situation, circumstance, action, failure to act, or transaction on or prior to the Closing Date involving the Company, the Seller Parties will cooperate with Buyer and the Company and their respective counsel in the contest or defense and provide such testimony and access to the Seller Parties’ books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of Buyer and the Company (unless Buyer and the Company are entitled to indemnification therefor under Article 9 below).

7.8 Confidentiality. From and after the Closing, the Seller Parties agree not to disclose or use any Confidential Information, except that, if and as long as a Member is an employee of the Company after the Closing, then such Member may use the Confidential Information in the ordinary course of his or her employment on behalf of the Company so long as such use is in compliance with all policies and agreements applicable to such Member. Upon termination of such employment, such Member will deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information that are in his possession. If, following the Closing, any Seller Party is requested or required pursuant to written or oral question or request for information or documents in any Action, interrogatory, subpoena, civil investigation demand or similar process to disclose any Confidential Information, then such Seller Party will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 7.8. If, in the absence of a protective order or the receipt of a waiver hereunder, such Seller Party is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, then such Seller Party may disclose the Confidential Information to the tribunal; provided, however, that such Seller Party shall use its best efforts to obtain, at the request and sole cost and expense of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information that is generally available to the public immediately prior to the time of disclosure unless such Confidential Information is so available due to the actions of the Seller Parties.

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7.9 Covenant Not to Compete. Except as set forth in Section 7.9 of the Disclosure Schedules, during the Restricted Period, each Seller Party will not, directly or indirectly, in any manner (whether on its, his or her own account, or as an owner, operator, manager, consultant, officer, director, employee, investor, agent or otherwise), anywhere in the Applicable Area, engage in the Business or any business that competes with any current or future business of the Company or Buyer, or own any interest in, manage, control, provide financing to, participate in (whether as an owner, operator, manager, consultant, officer, director, employee, investor, agent, representative or otherwise), render services for or consult with any Person that is engaged in the Business or any current or future business of the Company or Buyer or in any activity that competes with any current or future business of the Company or Buyer; provided, however, that no owner of less than 1% of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in its business.

7.10 Covenant Not to Solicit. Except as set forth in Section 7.10 of the Disclosure Schedules, during the Restricted Period, each Seller Party will not, directly or indirectly, in any manner (whether on its, his or her own account, or as an owner, operator, manager, consultant, officer, director, employee, investor, agent or otherwise), (a) call upon, solicit or provide services to any customer of the Company with the intent of selling or attempting to sell any products or services similar to those offered by the Business, (b) hire or engage, or recruit, solicit or otherwise attempt to employ or engage, or enter into any business relationship with, any Person currently or formerly employed by, or providing consulting services to, the Company, or induce or attempt to induce any Person to leave such employment or consulting arrangement, or (c) in any way interfere with the relationship between the Company and any employee, consultant, customer, sales representative, broker, supplier, licensee or other business relation (or any prospective customer, supplier, licensee or other business relation) of the Company (including, without limitation, by making any negative or disparaging statements or communications regarding the Company or any of its operations, officers, directors, managers or investors).

7.11 Enforcement.

(a) Each Seller Party has consulted with counsel regarding the restrictions set forth in Sections 7.3, 7.9 and 7.10 and based on such consultation has determined and hereby acknowledges that such restrictions contained herein are reasonable in terms of time and type of activity and geographic scope and are necessary to protect the goodwill of the Company and the substantial investment made by Buyer under this Agreement. Each Seller Party further acknowledges and agrees that such Person will receive good and valuable consideration as a result of the consummation of the transactions contemplated by this Agreement. Each Seller Party hereby acknowledges and agrees that remedies at law shall be inadequate to protect Buyer against any breach of Sections 7.3, 7.8, 7.9, or 7.10 and, without prejudice to any other rights and remedies otherwise available to Buyer, each Seller Party hereby agrees that Buyer shall be entitled to injunctive relief to enforce the provisions of Sections 7.3, 7.8, 7.9 or 7.10 without the posting of any bond or other security. Each Seller Party hereby waives any defenses to the strict enforceability of the provisions of this Agreement.

(b) If the final judgment of a court of competent jurisdiction declares that any term or provision of Sections 7.9 or 7.10 is invalid or unenforceable, then the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closer to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. In the event of litigation involving Sections 7.3, 7.8, 7.9 or 7.10, the non-prevailing party shall reimburse the prevailing party for all costs and expenses, including reasonable attorneys’ fees and expenses, incurred in connection with any such litigation, including any appeal therefrom.

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7.12 Release. Effective as of the Closing, each Seller Party, on behalf of such Seller Party and all of such Seller Party’s heirs, personal representatives, successors and assigns (collectively, the “Releasors”), hereby (a) forever fully and irrevocably releases and discharges Buyer, the Company, each of its Subsidiaries, and each of their respective predecessors, successors, direct or indirect subsidiaries and past and present stockholders, members, managers, directors, officers, employees, agents, and other Representatives (collectively, the “Released Parties”) from any and all Actions, suits, claims, demands, debts, agreements, obligations, promises, judgments, or Adverse Consequences of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including, claims for damages, costs, expense, and attorneys’, brokers’ and accountants fees and expenses) arising out of or related to events, facts, conditions or circumstances existing or arising on or prior to the Closing Date, which the Releasors can, shall or may have against the Released Parties, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated (collectively, the “Released Claims”), and (b) irrevocably agree to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any Action against any Released Party based upon any Released Claim. Notwithstanding the preceding sentence of this Section 7.12, “Released Claims” does not include, and the provisions of this Section 7.12 shall not release or otherwise diminish, (i) the obligations of any Party set forth in or arising under any provisions of this Agreement or the Ancillary Agreements, and (ii) if an Member is an employee of the Company, in respect of (A) the current year’s accrued but unpaid compensation, and (B) such employee’s outstanding benefits under the Company Plans as of the Closing Date.

7.13 Further Assurances. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 9 below). The Seller Parties acknowledge and agree that, from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Company.

7.14 Tax Matters.

(a) Allocation of Straddle Period Taxes. The portion of Taxes attributable to a Straddle Period that are allocated to the Pre-Closing Tax Period of such Straddle Period will be determined as follows:

(i) in the case of any real property, personal property, ad valorem, and similar Taxes (“Property Tax”) for the Company, the amount of such Property Tax attributable to the Pre-Closing Tax Period of such Straddle Period will be deemed to be the amount of such Property Tax for the entire Straddle Period, multiplied by a fraction, the numerator of which is the number of days in such Straddle Period ending on and including the Closing Date, and the denominator of which is the number of total days in the entire Straddle Period; and

(ii) in the case of any Taxes of the Company that are not Property Taxes, the amount of any such Tax that is attributable to the Pre-Closing Tax Period of such Straddle Period will be determined based on an interim closing of the books as of and including the Closing Date.

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(b) Cooperation on Tax Matters. Each of Buyer and the Seller Parties will, and will cause their respective Affiliates to, cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of Tax Returns of or with respect to the Company and any proceeding in respect of Taxes of or with respect to the Company. Such cooperation will include the retention and (upon the request of another Party) the provision of records and information that are reasonably relevant to any such Tax Returns or proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Seller Parties, on the one hand, and Buyer, on the other hand, agree to, and agree to cause their Affiliates to, (i) retain all books and records in their possession with respect to Tax matters relating to the Company for any Tax period beginning on or before the Closing Date until the expiration of the statute of limitations of the Tax periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other in writing of such extensions for the respective Tax periods, and (ii) if the other requests prior to the expiration of such statute of limitation period that such books and records be transferred to the requesting Party and the other Party intends to destroy or discard any such books and records, Buyer or the Seller Parties will, and will cause their respective Affiliates to, allow such Party to take possession of such books and records. The Seller Parties will give prompt written notice to Buyer if any Seller Party (or any Affiliate of such Seller Party) receives any communication or notice with respect to any proceeding relating to the Taxes of or attributable to the Company that, if pursued successfully, would reasonably be expected to result in or give rise to a liability of the Company, Buyer, or any of its Affiliates for Taxes. The Seller Parties and Buyer further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce, or eliminate any Tax that could be imposed on any Party (or its Affiliates), including with respect to the transactions contemplated hereby.

(c) Preparation and Filing of Straddle Period Tax Returns for the Company. Buyer shall, at the Company’s expense, prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company for any Straddle Periods (which, for the avoidance of doubt, does not include income Tax Returns of Sellers) (“Straddle Period Tax Returns”). All Straddle Period Tax Returns shall be prepared in accordance with applicable Law and in a manner that is consistent with the prior practices of the Company, except as required by applicable Law. Buyer shall deliver or cause to be delivered drafts of all Straddle Period Tax Returns to the Seller Parties for their review and reasonable comment at least thirty (30) days prior to the due date of any such Straddle Period Tax Return. Buyer and the Seller Parties shall negotiate in good faith to resolve any dispute with respect to any such Straddle Period Tax Return prior to the due date of such Straddle Period Tax Return, and if Buyer and the Seller Parties cannot resolve all disputed items within such period, then the unresolved items shall be resolved by the Accounting Firm as promptly as practicable (in accordance with the provisions of this Section 7.14(c)), whose determination shall be final, binding, and conclusive for purposes of this Section 7.14(c). The Accounting Firm shall be instructed to use every reasonable effort to complete their services within 30 days after submission of the dispute to them and in any case, as soon as practicable after such submission. No later than five (5) days prior to the earlier of the date a Straddle Period Tax Return of the Company is filed or the due date of such Straddle Period Tax Return, the Seller Parties shall jointly and severally pay (in immediately available funds) to the Company the amount of all Taxes required to be paid with respect to such Straddle Period Tax Return that are the obligation of the Seller Parties pursuant to Section 9.1(a). In the case of any disputed Straddle Period Tax Return, if a final determination by the Accounting Firm has not been made with respect to such return by the due date thereof (including applicable extensions), then Buyer shall be entitled to file such return on the basis determined by Buyer and Buyer shall amend such return or cause such return to be amended, if necessary, to be consistent with the final determination of the Accounting Firm.

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(d) Tax Contests.

(i) If any Buyer Indemnitee receives notice of any audit, review, examination, assessment, or any other administrative or judicial Proceeding with the purpose or effect of re-determining Taxes of or with respect to the Company (including any administrative or judicial review of any claim for refund) for which the Seller Parties may be required to provide indemnification pursuant to this Agreement (a “Tax Contest”), then Buyer must notify the Seller Parties within five (5) business days thereof in writing (“Tax Contest Notice”).

(ii) The Seller Parties, at their sole cost and expense, shall have the right to control and defend the conduct of any Tax Contest covering solely any Tax period ending before the Closing Date (a “Pre-Closing Tax Contest”) with counsel (including, for the avoidance of doubt, accountants) of their choice; provided, that as a condition to such right to control, within fifteen (15) days after receipt of any Tax Contest Notice, the Seller Parties must notify Buyer in writing that the Seller Parties desire to control and defend such Pre-Closing Tax Contest; provided further, that (A) the Seller Parties shall keep Buyer reasonably informed regarding the progress and substantive aspects of the Pre-Closing Tax Contest, and (B) in the case of any Pre-Closing Tax Contest that could affect the Taxes or other interests of Buyer or the Company for taxable periods (or portions thereof) after the Closing Date (I) Buyer may participate (and retain separate co-counsel at its own cost and expense to participate) in the defense of the Pre-Closing Tax Contest, including having an opportunity to review and comment on any written materials prepared in connection with the Pre-Closing Tax Contest and the right to attend any conferences relating thereto, and (II) the Seller Parties will not settle or consent to the entry of any order, ruling, decision, or other similar determination or finding with respect to such Pre-Closing Tax Contest without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned, or delayed).

(iii) Buyer shall have the right to control and defend any Tax Contest covering any Straddle Period, any Tax Contest that is not a Pre-Closing Tax Contest, or any Pre-Closing Tax Contest for which the Seller Parties have not exercised their right to control and defend such Pre-Closing Tax Contest in the time and manner set forth in Section 7.14(d)(ii) (an “Other Tax Contest”) with counsel (including, for the avoidance of doubt, accountants) of its choice; provided, that, with respect to any Tax items in the Other Tax Contest for which the resulting Tax liability the Seller Parties would be required to provide indemnification pursuant to this Agreement, (A) Buyer shall keep the Seller Parties reasonably informed regarding the progress and substantive aspects of such Tax items in the Other Tax Contest, (B) the Seller Parties may participate (and retain separate co-counsel at its sole cost and expense to participate) in the defense of such Tax items in the Other Tax Contest, including, to the extent the circumstances allow, having an opportunity to review and comment on any written materials prepared in connection with such Tax items in the Other Tax Contest and the right to attend and participate in any conferences relating thereto, and (C) Buyer will not settle or consent to the entry of any order, ruling, decision, or other similar determination or finding with respect to such Tax items in the Other Tax Contest without the prior written consent of the Seller Parties (which consent shall not be unreasonably withheld, conditioned, or delayed).

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Article 8
CONDITIONS TO CLOSING

8.1 Conditions of Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof;

(b) the representations and warranties of the Seller Parties and the Company contained in this Agreement, the Ancillary Agreements and any certificate or other writing delivered pursuant hereto or thereto shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects);

(c) the Seller Parties and the Company shall have duly performed and complied in all respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Agreements to be performed or complied with by them prior to or on the Closing Date;

(d) no Action shall have been commenced against Buyer, the Seller Parties or the Company, which would prevent the Closing and no injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby;

(e) all consents, approvals, Orders or authorizations of, or registrations, declarations or filings with, or notices to, any Governmental Authority or other Person required to be made or obtained in connection with the authorization, execution, delivery and performance by the Seller Parties and the Company of this Agreement and the documents executed in connection therewith and the consummation of the transactions contemplated hereby and thereby, shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing, including from or to the Persons listed on Schedule 3.2(n), in form and substance satisfactory to Buyer;

(f) Buyer shall have completed its due diligence investigation of the Company and the Business (including, environmental due diligence investigation), and shall, in its sole discretion, be satisfied with the results of such due diligence investigation;

(g) Buyer shall have received financing to fund the Preliminary Purchase Price in form and substance satisfactory to Buyer;

(h) from the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect;

(i) the Ancillary Agreements shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Buyer;

(j) at Buyer’s cost and expense, the Company shall have delivered information to Buyer necessary for the completions of audited financial statements of the Company described in Item 9.01(a) of Securities Exchange Act of 1934 Form 8-K, as at December 31 in each of the years 2021 and 2022, audited by a public accounting firm selected by Buyer that is registered with the Public Company Accounting Oversight Board, in such form and substance that, in Buyer’s judgment, satisfy the requirements of such Item 9.01(a); and

(k) the Seller Parties and the Company shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

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8.2 Conditions of Obligations the Seller Parties and the Company. The obligations of the Seller Parties and the Company to consummate the transactions contemplated by this Agreement and the Ancillary Agreements shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof;

(b) the representations and warranties of Buyer contained in this Agreement, the Ancillary Agreements and any certificate or other writing delivered pursuant hereto or thereto shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects);

(c) Buyer shall have duly performed and complied in all respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Agreements to be performed or complied with by it prior to or on the Closing Date;

(d) no Action shall have been commenced against Buyer, the Seller Parties or the Company, which would prevent the Closing and no injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby; and

(e) the Ancillary Agreements to which Buyer is a party shall have been executed and delivered by Buyer and true and complete copies thereof shall have been delivered to the Sellers Parties.

Article 9
REMEDIES FOR BREACHES OF THIS AGREEMENT

9.1 Indemnification by the Seller Parties.

(a) Subject to the terms and conditions of this Article 9, the Sellers Parties will jointly and severally indemnify, defend and hold harmless Buyer, the Company, each of their respective Subsidiaries, each of their respective Affiliates, and their respective officers, directors, managers, members, shareholders, employees, agents, successors and assigns (the “Buyer Indemnitees”) from and against the entirety of any Adverse Consequences that any Buyer Indemnitee may suffer or incur (including any Adverse Consequences they may suffer or incur after the end of any applicable survival period, provided that an indemnification claim with respect to such Adverse Consequence is made pursuant to this Article 9 prior to the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by (i) any breach or inaccuracy of any representation or warranty made in Article 4 or Article 5 (ii) any breach of any covenant or agreement of any Seller Parties or the Company in this Agreement or (iii) any Pre-Closing Taxes.

(b) The Seller Parties agree to pay and otherwise fully satisfy and discharge all Designated Excluded Liabilities, and shall jointly and severally indemnify, defend and hold all Buyer Indemnitees harmless from, and reimburse all Buyer Indemnitees for, all Adverse Consequences that any Buyer Indemnitee may suffer or incur in connection with any Designated Excluded Liabilities.

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9.2 Indemnification by Buyer. Subject to the terms and conditions of this Article 9, Buyer will indemnify, defend and hold harmless the Sellers Parties and their respective successors and assigns (the “Seller Indemnitees”) from and against the entirety of any Adverse Consequences they may suffer or incur (including any Adverse Consequences they may suffer or incur after the end of any applicable survival period, provided that an indemnification claim with respect to such Adverse Consequence is made pursuant to this Article 9 prior to the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by (a) any breach or inaccuracy of any representation or warranty made by Buyer in Article 6, (b) any breach of any covenant or agreement of Buyer in this Agreement, or (c) any liability that arises out of any assumed Guaranty or failure to satisfy the Indebtedness except any breach of Sellers of any representation related to the Indebtedness.

9.3 Survival and Time Limitations. Except as otherwise provided in this section, all representations, warranties, covenants and agreements of the Parties in this Agreement or any other certificate or document delivered pursuant to this Agreement will survive the Closing for a period of eighteen (18) months. The right to indemnification, payment of any losses or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. Notwithstanding the foregoing, the Seller Parties will have no liability with respect to any claim under Section 9.1(a)(i) unless Buyer notifies the Representative of such a claim on or before the eighteen (18) month after the Closing Date; provided, however, that any claim relating to any of the Excluded Fundamental Representations may be made at any time until the six-year anniversary of the Closing Date or 60 days after the applicable statute of limitations applicable to such Excluded Fundamental Representation; and (c) any claim resulting from, arising out of, relating to, in the nature of, or caused by intentional breaches of the representations and Fraud may be made at any time until the six-year anniversary of the Closing Date. Buyer will have no liability with respect to any claim for any breach or inaccuracy of any representation or warranty in this Agreement unless the Seller Parties notify Buyer of such a claim on or before the eighteen (18) month anniversary of the Closing Date; provided, however, that any claim relating to any of the Buyer Fundamental Representations or assumed Guaranty may be made at any time until the six-year anniversary of the Closing Date or 60 days after the applicable statute of limitations applicable to such Excluded Fundamental Representation or assumed Guaranty. Notwithstanding anything to the contrary contained herein, if Buyer or the Seller Parties, as applicable, provides notice of a claim in accordance with the terms of this Agreement within the applicable time period set forth above, then liability for such claim will continue until such claim is fully resolved.

9.4 Limitations on Indemnification by the Seller Parties.

(a) With respect to the matters described in Section 9.1(a)(i), the Seller Parties will have no liability with respect to such matters until Buyer Indemnitees have suffered aggregate Adverse Consequences by reason of all such breaches in excess of $100,000 (the “Threshold”), after which point the Seller Parties will be obligated to indemnify Buyer Indemnitees from and against all Adverse Consequences in excess of the Threshold; provided, that the foregoing limitations shall not apply in respect of any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by (i) breaches of the Excluded Representations or (ii) any intentional breach of a representation or warranty or Fraud.

(b) With respect to the matters described in Section 9.1(a)(i), the aggregate maximum liability of the Seller Parties shall be one third (1/3) of the aggregate amount of the (i) Cash Consideration, (ii) CapEx Amount, (iii) Extension Consideration, if any, and (iv) Investment Shares (the “Cap”) less any amounts extended by the Sellers under the Guaranty; provided, that the foregoing limitations shall not apply in respect of any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by (i) breaches of the Excluded Representations or (ii) any intentional breach of a representation or warranty or Fraud.

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(c) With respect to the matters described in Section 9.1(a)(i) resulting from, arising out of, relating to, in the nature of, or caused by a breach of any Excluded Fundamental Representation, the aggregate maximum liability of all the Seller Parties shall be the Purchase Price paid or otherwise received by Sellers pursuant to the transactions contemplated by this Agreement.

9.5 Limitations on Indemnification by Buyer.

(a) With respect to the matters described in Section 9.2(a), Buyer will have no liability with respect to such matters until Seller Indemnitees have suffered Adverse Consequences by reason of all such breaches in excess of the Threshold, after which point Buyer will be obligated to indemnify Seller Indemnitees from and against all Adverse Consequences exceeding the Threshold; provided, that the foregoing limitations shall not apply in respect of any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by (a) breaches of any Buyer Fundamental Representations or (b) any intentional breach of a representation or warranty or Fraud.

(b) With respect to the matters described in Section 9.2(a), the aggregate maximum liability of Buyer shall be the Cap; provided, that the foregoing limitation shall not apply in respect of any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by (i) breaches of any Buyer Fundamental Representations, (ii) any intentional breach of a representation or warranty or Fraud, or (iii) any breach of any obligations under any assumed Guaranty.

9.6 Third-Party Claims.

(a) If a third party initiates a claim, demand, dispute, lawsuit or arbitration (a “Third-Party Claim”) against any Person (the “Indemnified Party”) with respect to any matter that the Indemnified Party might make a claim for indemnification against any Party (the “Indemnifying Party”) under this Article 9, then the Indemnified Party must promptly notify the Indemnifying Party in writing of the existence of such Third-Party Claim and must deliver copies of any documents served on the Indemnified Party with respect to the Third-Party Claim.

(b) Upon receipt of the notice described in Section 9.6(a), the Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party, provided, that (i) the Indemnifying Party notifies the Indemnified Party in writing within thirty (30) days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim, and (ii) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently. The Indemnifying Party will keep the Indemnified Party apprised of all material developments, including settlement offers, with respect to the Third-Party Claim and permit the Indemnified Party to participate in the defense of the Third-Party Claim. So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with this Section 9.6(b), the Indemnifying Party will not be responsible for any attorneys’ fees or other expenses incurred by the Indemnified Party regarding the defense of the Third-Party Claim.

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(c) In the event that any of the conditions under Section 9.6(b) is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner it may reasonably deem appropriate, (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third-Party Claim (including reasonable attorneys’ fees and expenses), and (iii) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this Article 9.

(d) Except in circumstances described in Section 9.6(c), neither the Indemnified Party nor the Indemnifying Party will consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed.

9.7 Other Indemnification Matters. All indemnification payments under this Article 9 will be deemed adjustments to the Purchase Price. For purposes of determining the amount of Adverse Consequences resulting from any misrepresentation or breach of a representation or warranty, all qualifications or exceptions in any representation or warranty relating to or referring to the terms “material,” “materiality,” “in all material respects,” “Material Adverse Effect” or any similar term or phrase shall be disregarded, it being the understanding of the Parties that for purposes of determining liability under this Article 9, the representations and warranties of the Parties contained in this Agreement shall be read as if such terms and phrases were not included in them. Each Seller Party agrees that (a) such Seller Party will not make any claim for indemnification against Buyer Indemnitee by virtue of the fact that any of such Seller Party or such Seller Party’s partners, employees, representatives or other Affiliates was an Member, partner, trustee, director, manager, officer, employee or agent of the Company or was serving as an Member, partner, trustee, director, manager, officer, employee or agent of any Person, regardless of the nature of the Adverse Consequences claimed, with respect to any Action brought by any Buyer Indemnitee against such Seller Party or any claim of any Buyer Indemnitee against such Seller Party in connection with this Agreement or the transactions contemplated hereby, and (b) such Seller Party has no claims or rights to contribution or indemnity from the Company with respect to any amounts paid by such Seller Party pursuant to this Article 9.

9.8 Indemnification Escrow Amount. If any Buyer Indemnitee is entitled to indemnification in accordance with this Article 9, such indemnification shall be satisfied (a) first, from the Indemnification Escrow Amount, and (b), thereafter, from the Seller Parties. After the eighteenth (18th) month anniversary of the Closing Date, Buyer and Seller shall instruct the Escrow Agent to, pursuant to the Escrow Agreement, release any then remaining Indemnification Escrow Amount, less the aggregate amount of claims timely made by Buyer Indemnitees pursuant to Article 9 that remain pending on such date, to an account designated in writing by Seller.

9.9 Setoff. If any Buyer Indemnitee is entitled to indemnification in accordance with this Article 9 in an amount in excess of the then-remaining Indemnification Escrow Amount available for distribution, then Buyer shall be entitled, but not obligated, to recover any such excess amounts due from the Seller Parties under this Agreement by setting off such amounts against the Employment Agreement. Buyer shall provide notice of the exercise of such right of set off to the Seller Parties. The exercise of such right of set off by Buyer will not constitute a breach of this Agreement. Neither the exercise nor the failure to exercise such right of set off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

9.10 Exclusive Remedy. The remedies in this Article 9 will be the sole and exclusive remedies of the Parties with respect to claims for breach of this Agreement, except, in each case, for (x) the remedies of specific performance and injunctive or other equitable relief to the extent expressly permitted elsewhere in this Agreement, (y) with respect to the matters covered by Section 2.4 and (z) with respect to claims for Adverse Consequences related to or resulting from Fraud, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, it being irrevocably agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the parties to the fullest extent permitted by applicable Law.

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Article 10
TERMINATION

10.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Parties;

(b) by Buyer by written notice to the Seller Parties if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Seller Parties or the Company pursuant to this Agreement; or

(ii) any of the conditions set forth in Article 8 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by February 29, 2024 (the “Outside Date”), unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions specified in Article 8 to be performed or complied with by it prior to the Closing (for purposes of clarification, Buyer shall have a continuing right to terminate this Agreement under this Section 10.1(b)(ii) on or after the Outside Date until such right is exercised by Buyer, if at all);

(c) by the Seller Parties by written notice to Buyer if:

(i) the Seller Parties and the Company are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement; or

(ii) any of the conditions set forth in Article 8 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Outside Date, unless such failure shall be due to the failure of Seller Parties to perform or comply with any of the covenants, agreements or conditions specified in Article 8 to be performed or complied with by them prior to the Closing (for purposes of clarification, Buyer shall have a continuing right to terminate this Agreement under this Section 10.1(c)(ii) on or after the Outside Date until such right is exercised by the Seller Parties, if at all); or

(d) by Buyer or the Seller Parties in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement and the Ancillary Agreements illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued an Order restraining or enjoining the transactions contemplated by this Agreement and the Ancillary Agreements, and such Order shall have become final and non-appealable.

10.2 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article 10, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto except:

(a) as set forth in this Article 10 and Article 11; and

(b) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

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Article 11
MISCELLANEOUS

11.1 Expenses. Except as expressly provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

11.2 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

11.3 Entire Agreement. This Agreement (including the Disclosure Schedules and the Exhibits attached hereto which are deemed for all purposes to be part of this Agreement), the other document delivered pursuant to this Agreement, and the Confidentiality Agreement, contain all of the terms, conditions and representations and warranties agreed upon or made by the Parties relating to the subject matter of this Agreement and the businesses and operations of the Company and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the Parties or their respective Representatives, oral or written, respecting such subject matter. Upon the Closing, the Confidentiality Agreement shall hereby automatically terminate without any further action by the Parties and shall be of no further force or effect.

11.4 Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties.

11.5 Notices. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given and made if (i) in writing and served by personal delivery upon the Party for whom it is intended, (ii) if delivered by nationally recognized overnight courier service to such Party at its address set forth below, (iii) if delivered to such Party by electronic mail with transmission confirmed or (iv) if delivered by certified mail or registered mail, return-receipt received to such Party at its address set forth below, with copies sent to the Persons indicated:

If to the Seller Parties or, prior to the Closing, the Company:

Dominic Campo and Sharon Campo

[***]

Attention: Dominic Campo

Email: [***]

With a copy to (which shall not constitute notice):

Sullivan and Leavitt, P.C.

P.O. Box 5490

Northville, Michigan 48167

Attention: Michael J. Leavitt

(street address: 22375 Haggerty Road, Novi, Michigan 48375)

Email: ml@sullivanleavitt.com

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For notices under Section titled Tax Matters, a copy to:

Croskey Lanni, PC

345 Diversion Street

Rochester, Michigan 48307

Attention: David Croskey

Email: dcroskey@croskeylanni.com

If to Buyer or, after the Closing, to the Company:

Titan Trucking, LLC

1931 Austin Drive

Troy, Michigan 48083

Attention: Jeff Rizzo

Email: JRizzo@titancares.com

With a copy to (which shall not constitute notice):

Warner Norcross + Judd LLP

2715 Woodward, Suite 300

Detroit, Michigan 48201

Attention: Sean Cook

Email: scook@wnj.com

and

Pryor Cashman LLP

7 Times Square

New York, New York 10036

Attention: Eric Hellige

Email: EHellige@pryorcashman.com

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 11.5.

11.6 Exhibits and Schedules.

(a) Any matter, information or item disclosed in the Disclosure Schedules delivered under any specific representation, warranty or covenant or Disclosure Schedule number hereof, shall be deemed to have been disclosed for all purposes of this Agreement in response to every representation, warranty or covenant in this Agreement in respect of which such disclosure is reasonably apparent on its face. The inclusion of any matter, information or item in any Disclosure Schedule to this Agreement shall not be deemed to constitute an admission of any liability by the Seller Parties or the Company to any other Person or otherwise imply that any such matter, information or item is material or creates a measure for materiality for the purposes of this Agreement.

(b) The Disclosure Schedules and the Exhibits hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

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11.7 Waiver. Waiver of any term or condition of this Agreement by any Party shall only be effective if in writing and signed by such Party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

11.8 Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their permitted successors and assigns. No Party may assign or delegate, by operation of Law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other Parties, which any such Party may withhold in its absolute discretion; provided, however, Buyer may assign or pledge its rights hereunder to its lenders or any agent thereof as collateral security. Any purported assignment without such prior written consents shall be void.

11.9 No Third-Party Beneficiary. Nothing in this Agreement shall confer any rights, remedies or claims upon any Person or entity not a Party or a permitted successor or assignee of a Party, except for (i) the Released Parties as set forth in Section 7.12, (ii) the Seller Indemnitees and the Buyer Indemnitees as set forth in Article 9, and (iii) the Related Parties as set forth in Section 11.15.

11.10 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

11.11 Governing Law. This Agreement and any claim or controversy hereunder shall be governed by and construed in accordance with the Laws of the State of Michigan without giving effect to the principles of conflict of laws thereof.

11.12 Consent to Jurisdiction. Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby may only be instituted in any state or federal court in the State of Michigan, and each Party waives any objection which such Party may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding.

11.13 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.13.

11.14 Transfer Taxes. Any applicable sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred as a result of the sale of the Membership Interest contemplated by this Agreement (“Transfer Taxes”) shall be paid 50% by the Seller Parties and 50% by Buyer when due. The Seller Parties will timely file, with the reasonable cooperation of Buyer, any Tax Returns with respect to Transfer Taxes resulting, and the Seller Parties and Buyer agree to jointly file all required change of ownership and similar statements relating to Transfer Taxes from the sale of the Membership Interests.

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11.15 Non-Recourse. Notwithstanding anything to the contrary herein, except as set forth in the Confidentiality Agreement or in the event of Fraud, (i) this Agreement may be enforced only against, and any Action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may be brought only against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party and (ii) with respect to each Party, no past, present or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor, lender or Representative or Affiliate of such named Party (the “Related Parties”), shall have any liability (whether in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose liability of a Party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named Party or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby. The provisions of this Section 11.15 are intended to be for the benefit of, and enforceable by, the Related Parties, and each such Person shall be a third-party beneficiary of this Section 11.15. This Section 11.15 shall be binding on all successors and assigns of the Company.

11.16 Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first above written.

COMPANY:

STANDARD WASTE SERVICES, LLC,
a Michigan limited liability company

By:	/s/ Dominic Campo
Name:	Dominic Campo
Title:	Member

And:	/s/ Sharon Campo
Name:	Sharon Campo
Title:	Member

[Signature Page 1 to Purchase Agreement]

MEMBER:

/s/ Dominic Campo
DOMINIC CAMPO

/s/ Sharon Campo
SHARON CAMPO

[Signature Page 2 to Purchase Agreement]

BUYER:

TITAN TRUCKING, LLC,
a Michigan limited liability company

By:	/s/ Glen Miller
Name:	Glen Miller
Title:	Chief Executive Officer

[Signature Page 3 to Purchase Agreement]

This exhibit has been omitted pursuant to Item 601(b)(2) of Regulation S-K because it is both not material and is the type that the registrant treats as private or confidential.

Exhibit A

Sample Calculation

This exhibit has been omitted pursuant to Item 601(b)(2) of Regulation S-K because it is both not material and is the type that the registrant treats as private or confidential.

Exhibit B

Employment Agreement

This exhibit has been omitted pursuant to Item 601(b)(2) of Regulation S-K because it is both not material and is the type that the registrant treats as private or confidential.

Exhibit C

Assignment and Assumption of Guaranty